Exhibit 10.1

Execution Version

AMENDED AND RESTATED
CREDIT, SECURITY AND GUARANTY AGREEMENT
dated as of May 7, 2018
by and among
WRIGHT MEDICAL GROUP N.V.,
as Guarantor
WRIGHT MEDICAL GROUP, INC.
and
certain other direct and indirect subsidiaries of Wright Medical Group N.V. listed on the signature pages hereto, each as a Borrower, and collectively as the Borrowers,
and
MIDCAP FUNDING IV TRUST,
as Agent and as a Lender,
and
THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

1

TABLE OF CONTENTS

		Page

Article 1 - DEFINITIONS			1

Section	1.1	Certain Defined Terms	1
Section	1.2	Accounting Terms and Determinations	43
Section	1.3	Other Definitional and Interpretive Provisions	43
Section	1.4	Time is of the Essence	44

Article 2 - LOANS			44

Section	2.1	Loans	44
Section	2.2	Interest, Interest Calculations and Certain Fees	50
Section	2.3	Notes	52
Section	2.4	[Reserved]	52
Section	2.5	[Reserved]	52
Section	2.6	General Provisions Regarding Payment; Loan Account	52
Section	2.7	Maximum Interest	53
Section	2.8	Taxes; Capital Adequacy	53
Section	2.9	Appointment of Borrower Representative	57
Section	2.10	Joint and Several Liability; Rights of Contribution; Subordination and Subrogation	57
Section	2.11	Collections and Lockbox Account	59
Section	2.12	Termination; Restriction on Termination	61

Article 3 - REPRESENTATIONS AND WARRANTIES			62

Section	3.1	Existence and Power	62
Section	3.2	Organization and Governmental Authorization; No Contravention	62
Section	3.3	Binding Effect	62
Section	3.4	Capitalization	63
Section	3.5	Financial Information	63
Section	3.6	Litigation	63
Section	3.7	Ownership of Property	63
Section	3.8	No Default	63
Section	3.9	Labor Matters	63
Section	3.10	Regulated Entities	64
Section	3.11	Margin Regulations	64
Section	3.12	Compliance With Laws; Anti-Terrorism Laws	64
Section	3.13	Taxes	64
Section	3.14	Compliance with ERISA	65
Section	3.15	Consummation of Operative Documents; Brokers	65
Section	3.16	[Reserved]	66
Section	3.17	Material Contracts	66
Section	3.18	Compliance with Environmental Requirements; No Hazardous Materials	66
Section	3.19	Intellectual Property and License Agreements	66
Section	3.20	Solvency	67

i

Section	3.21	Full Disclosure	67
Section	3.22	[Reserved]	67
Section	3.23	Subsidiaries	67
Section	3.24	[Reserved]	67
Section	3.25	Accuracy of Schedules	67
Section	3.26	FCPA and Anti-Corruption Law	67

Article 4 - AFFIRMATIVE COVENANTS			68

Section	4.1	Financial Statements and Other Reports	68
Section	4.2	Payment and Performance of Obligations	69
Section	4.3	Maintenance of Existence	69
Section	4.4	Maintenance of Property; Insurance	69
Section	4.5	Compliance with Laws and Material Contracts	70
Section	4.6	Inspection of Property, Books and Records	71
Section	4.7	Use of Proceeds	71
Section	4.8	Estoppel Certificates	71
Section	4.9	Notices of Material Contracts, Litigation and Defaults	71
Section	4.10	Hazardous Materials; Remediation	72
Section	4.11	Further Assurances	73
Section	4.12	[Reserved]	74
Section	4.13	Power of Attorney	74
Section	4.14	Borrowing Base Collateral Administration	75
Section	4.15	Schedule Updates	75
Section	4.16	Intellectual Property and Licensing	76
Section	4.17	Regulatory Reporting and Covenants	76
Section	4.18	Anti-Corruption Laws	77

Article 5 - NEGATIVE COVENANTS			77

Section	5.1	Debt; Contingent Obligations	77
Section	5.2	Liens	77
Section	5.3	Distributions	77
Section	5.4	Restrictive Agreements	77
Section	5.5	Payments and Modifications of Debt	78
Section	5.6	Consolidations, Mergers and Sales of Assets	79
Section	5.7	Purchase of Assets, Investments	79
Section	5.8	Transactions with Affiliates	80
Section	5.9	Modification of Organizational Documents	80
Section	5.10	Modification of Certain Agreements	80
Section	5.11	Conduct of Business	80
Section	5.12	Excluded Subsidiaries; Joint Ventures	81
Section	5.13	Limitation on Sale and Leaseback Transactions	81
Section	5.14	Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts	81
Section	5.15	Compliance with Anti-Terrorism Laws	82
Section	5.16	Change in Accounting	82
Section	5.17	Parent	82

Article 6 - FINANCIAL COVENANTS			82

Section	6.1	Additional Defined Terms	82
Section	6.2	Minimum Net Revenue	83
Section	6.3	Cash Requirements	83
Section	6.4	Adjusted EBITDA	83
Section	6.5	Minimum Cash	84
Section	6.6	Evidence of Compliance	84

Article 7 - CONDITIONS			84

Section	7.1	Conditions to Closing	84
Section	7.2	Conditions to Each Loan	84
Section	7.3	Searches	85
Section	7.4	Post Closing Requirements	85

Article 8 - REGULATORY MATTERS			86

Section	8.1	Representations and Warranties, Covenants	86

Article 9 - SECURITY AGREEMENT			87

Section	9.1	Generally	87
Section	9.2	Representations and Warranties and Covenants Relating to Collateral	88

Article 10 - EVENTS OF DEFAULT			92

Section	10.1	Events of Default	92
Section	10.2	Acceleration and Suspension or Termination of Revolving Loan Commitment and Term Loan Commitments	94
Section	10.3	UCC Remedies	95
Section	10.4	[Reserved]	96
Section	10.5	Default Rate of Interest	96
Section	10.6	Setoff Rights	96
Section	10.7	Application of Proceeds	97
Section	10.8	Waivers	97
Section	10.9	Injunctive Relief	99
Section	10.10	Marshalling; Payments Set Aside	99

Article 11 - AGENT			100

Section	11.1	Appointment and Authorization	100
Section	11.2	Agent and Affiliates	100
Section	11.3	Action by Agent	100
Section	11.4	Consultation with Experts	100
Section	11.5	Liability of Agent	100
Section	11.6	Indemnification	101
Section	11.7	Right to Request and Act on Instructions	101
Section	11.8	Credit Decision	101
Section	11.9	Collateral Matters	101
Section	11.10	Agency for Perfection	102
Section	11.11	Notice of Default	102
Section	11.12	Assignment by Agent; Resignation of Agent; Successor Agent	102

Section	11.13	Payment and Sharing of Payment	103
Section	11.14	Right to Perform, Preserve and Protect	105
Section	11.15	[Reserved]	105
Section	11.16	Amendments and Waivers	106
Section	11.17	Assignments and Participations	107
Section	11.18	Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist	109
Section	11.19	[Reserved]	110
Section	11.20	Definitions	110

Article 12 - GUARANTY			111

Section	12.1	Guaranty	111
Section	12.2	Payment of Amounts Owed	111
Section	12.3	Certain Waivers by Guarantor	111
Section	12.4	Guarantor’s Obligations Not Affected by Modifications of Financing Documents	113
Section	12.5	Reinstatement; Deficiency	114
Section	12.6	Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy	114
Section	12.7	Maximum Liability	114
Section	12.8	Limitation on Dutch Guarantors	115
Section	12.9	Guarantor’s Investigation	115
Section	12.10	Termination	115
Section	12.11	Representative	115

Article 13 - MISCELLANEOUS			115

Section	13.1	Survival	115
Section	13.2	No Waivers	116
Section	13.3	Notices	116
Section	13.4	Severability	117
Section	13.5	Headings	117
Section	13.6	Confidentiality	117
Section	13.7	Waiver of Consequential and Other Damages	118
Section	13.8	GOVERNING LAW; SUBMISSION TO JURISDICTION	118
Section	13.9	WAIVER OF JURY TRIAL	118
Section	13.10	Publication; Advertisement	119
Section	13.11	Counterparts; Integration	119
Section	13.12	No Strict Construction	120
Section	13.13	Lender Approvals	120
Section	13.14	Expenses; Indemnity	120
Section	13.15	[Reserved]	121
Section	13.16	Reinstatement	121
Section	13.17	Successors and Assigns	122
Section	13.18	USA PATRIOT Act Notification	122
Section	13.19	Process Agent	122
Section	13.20	Other Currency	122
Section	13.21	Existing Agreements Superseded; Exhibits and Schedules	122

AMENDED AND RESTATED CREDIT, SECURITY AND GUARANTY AGREEMENT
This AMENDED AND RESTATED CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of May 7, 2018, by and among WRIGHT MEDICAL GROUP N.V., a public limited liability company organized and existing under the laws of the Netherlands with its corporate seat (statutaire zetel) in Amsterdam and registered with the Dutch trade register under number 34250781, as a Guarantor (“Parent”), WRIGHT MEDICAL GROUP, INC., a Delaware corporation (“Wright”), each of the direct and indirect Subsidiaries of Parent set forth on the signature pages hereto and certain other Subsidiaries of Parent that may hereafter be added to this Agreement (individually as a “Borrower”, and collectively with Wright and any entities that become party hereto as Borrower and each of their successors and permitted assigns, the “Borrowers”), MIDCAP FUNDING IV TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.
RECITALS
WHEREAS, Borrowers, Parent, Agent and certain Lenders are parties to that certain Credit, Security and Guaranty Agreement, dated as of December 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, including by that certain Amendment No. 1 to Credit, Security and Guaranty Agreement, dated as of February 2, 2017, that certain Limited Consent and Amendment No. 2 to Credit, Security and Guaranty Agreement, dated as of December 14, 2017 and that certain Omnibus Limited Consent and Amendment No. 3 to Credit, Security and Guaranty Agreement and Amendment No. 2 to Pledge Agreement, dated as of February 13, 2018, the “Original Credit Agreement”), pursuant to which Agent and certain Lenders agreed to make certain financing facilities available to Borrowers, including a revolving loan credit facility in the original aggregate principal amount of One Hundred and Fifty Million Dollars ($150,000,000);
WHEREAS, in connection with the continued working capital and other needs of the Borrowers, the Borrowers and Parent have requested, among other things, that Agent and Lenders (i) make certain term loan facilities available to the Borrowers and (ii) amend certain other economic terms, covenants and other provisions of the Original Credit Agreement; and
WHEREAS, Agent and Lenders have agreed to the requests of the Borrowers and Parent on the terms and conditions set forth herein and in the other Financing Documents.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the Credit Parties, Lenders and Agent agree to amend and restate the Original Credit Agreement in its entirety as follows:
ARTICLE 1 - DEFINITIONS
Section 1.1Certain Defined Terms. The following terms have the following meanings:
“2018 Target Adjusted EBITDA” means Parent and its Consolidated Subsidiaries’ Adjusted EBITDA for the applicable Defined Period is greater than or equal to $75,000,000.
“2019 Target Adjusted EBITDA” means Parent and its Consolidated Subsidiaries’ Adjusted EBITDA for the applicable Defined Period is greater than or equal to $90,000,000.
“2020 Cash Convertible Note Documents” means the 2020 Cash Convertible Notes, the 2020 Senior Note Indenture and each other document or agreement from time to entered into in connection with the foregoing, including, for the avoidance of doubt, the Cash Convertible Note Hedging Arrangements, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 2020 Cash Convertible Note Refinancing.
“2020 Cash Convertible Notes” means those certain 2.0% cash convertible senior unsecured notes, governed by the terms of a base indenture, as supplemented by the supplemental indenture relating to the 2.0% cash convertible senior unsecured notes (together, the “2020 Senior Notes Indenture”), among Wright Medical Group, Inc., a Delaware corporation, as issuer, with respect to the supplemental indenture only, Wright Medical Group N.V., a Dutch public limited company (naamloze vennootschap), as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into as of February 13, 2015 and November 24, 2015, respectively, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 2020 Cash Convertible Note Refinancing.
“2021 Cash Convertible Note Documents” means the 2021 Cash Convertible Notes, the 2021 Senior Note Indenture and each other document or agreement from time to entered into in connection with the foregoing, including, for the avoidance of doubt, the Cash Convertible Note Hedging Arrangements, in each case, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 2021 Cash Convertible Note Refinancing.
“2021 Cash Convertible Notes” means those certain 2.25% cash convertible senior unsecured notes, governed by the terms of a base indenture (the “2021 Senior Notes Indenture”), between Wright Medical Group, N.V., as issuer and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into as of May 20, 2016, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 2021 Cash Convertible Note Refinancing.
“2Hip” means 2Hip Holdings SAS, a company organized under the laws of France.
“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment and Term Loan Commitments (if applicable) pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).
“Access Agreement Location” has the meaning set forth in Section 4.11(c).
“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.
“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (d) all proceeds of any of the foregoing.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of a Credit Party, or (c) a merger or consolidation or any other combination with another Person.
“Additional Cash Convertible Note Documents” means the Additional Cash Convertible Notes, any indenture with respect to Additional Cash Convertible Notes and each other document or agreement from time to entered into in connection with the foregoing to the extent the same are not in contravention of the provisions set forth in the definition of Additional Cash Convertible Notes and, unless otherwise agreed to by Agent, are on terms substantially similar to the 2020 Cash Convertible Notes and the 2021 Cash Convertible Notes, including, for the avoidance of doubt, the Additional Cash Convertible Note Hedging Arrangements, as the same may be amended, restated, refinanced, supplemented or otherwise modified in accordance with the terms of the Financing Documents.
“Additional Cash Convertible Note Hedging Arrangement” means any hedging arrangements (including the issuance and exercise of warrants in connection therewith) and other similar agreements and obligations in connection with the Additional Cash Convertible Notes on terms substantially similar to the 2020 Cash Convertible Notes and the 2021 Cash Convertible Notes.
“Additional Cash Convertible Notes” means any convertible senior unsecured notes convertible into cash, equity interests of Parent, any combination thereof or any one of the foregoing, issued by any of the Credit Parties; provided that such convertible senior unsecured notes (a) do not have an interest rate that exceeds the interest rate on any of the Cash Convertible Notes outstanding at the time of issuance of such convertible senior unsecured notes by an amount in excess of 5.0% and do not provide for any amortization payments or other regularly scheduled principal payments in advance of maturity, (b) have a weighted average maturity (measured as of the date of such refinancing or extension) and a maturity date that is more than six (6) months after the maturity date for the Obligations hereunder (it being understood that, in each case, any provision requiring an offer to purchase such Debt as a result of a change of control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of equity interests shall not violate the foregoing restriction), (c) are unsecured, (d) do not have one or more obligors that are not obligors under this Agreement, (e) contain terms that are prevailing market terms at the time of issuing or initial borrowing for the type of financing and for the quality of issuer or borrower, as determined by the Borrowers and their advisors in their reasonable business judgment, and (f) if such convertible notes require cash settlement, are subject to Cash Convertible Note Hedging Arrangements on terms substantially similar to the Cash Convertible Note Hedging Arrangements in place with respect to the 2020 Cash Convertible Notes and the 2021 Cash Convertible Notes; provided that such Cash Convertible Note Hedging Arrangements may be settled in cash, equity interests of Parent, any combination thereof, or any one of the foregoing.
“Additional Tranche” means an additional amount of Revolving Loan Commitment equal to $100,000,000 (it being acknowledged that multiple Additional Tranches are permitted pursuant to Section 2.1(c) in minimum amounts of $1,000,000 each for a total of up to $100,000,000).
“Adjusted EBITDA” has the meaning set forth on Exhibit B hereto.
“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.
“Agreed Currency” has the meaning set forth in Section 13.20.
“Anti-Corruption Laws” has the meaning set forth in Section 3.26.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.
“Applicable Margin” means, (a) with respect to any Revolving Loans and all other Obligations (other than Term Loans) accruing interest at the Base Rate, three and one quarter percent (3.25%), (b) with respect to any Revolving Loan and all other Obligations (other than Term Loans) accruing interest at the LIBOR Rate, four and one quarter percent (4.25%), (c) with respect to Term Loans accruing interest at the Base Rate, six and eighty five one hundredths percent (6.85%), and (d) with respect to Term Loans accruing interest at the LIBOR Rate, seven and eighty five one hundredths percent (7.85%).
“Arlington Personal Property Leases” means (a) that certain Personal Property Lease Agreement, dated as of December 31, 2014 by and between Wright Medical Technology, Inc., a Delaware corporation and IDB with respect to certain personal property set forth therein and (b) that certain Personal Property Lease Agreement, dated as of December 31, 2015 by and between Wright Medical Technology, Inc., a Delaware corporation and IDB with respect to certain personal property set forth therein.
“Arlington Real Property Lease” means that certain Real Property Lease Agreement, dated as of December 31, 2014 by and between Wright Medical Technology, Inc., a Delaware corporation, and IDB with respect to certain real property set forth therein.
“Arlington Road Premises” means the real property owned by Wright Medical Technology, Inc. and located at 11576 Memphis Arlington Road, Arlington, TN 38002.
“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error; provided, however, if (a) the administrator responsible for determining and publishing such rate per annum, determined by Agent in accordance with its customary procedures, has made a public announcement identifying a date certain on or after which such rate shall no longer be provided or published, as the case may be; or (b) timely, adequate and reasonable means do not exist for ascertaining such rate and the circumstances giving rise to the Agent’s inability to ascertain LIBOR are unlikely to be temporary as determined in Agent’s reasonable discretion, then Agent may, upon prior written notice to Borrower Representative, choose, in consultation with Borrower Representative, a reasonably comparable index or source together with corresponding adjustments to “Applicable Margin” or scale factor or floor to such index that Agent, in its reasonable discretion in consultation with Borrower Representative, has determined is necessary to preserve the current all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees, but without regard to future fluctuations of such alternative index, it being acknowledged and agreed that neither Agent nor any Lender shall have any liability whatsoever from such future fluctuations) to use as the basis for Base LIBOR Rate.
“Base Rate” means a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.
“Blocked Person” means any Person: (a) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (b) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law, or (c) is majority-owned or otherwise controlled by any such Person.
“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.
“Borrower Representative” means Wright, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.
“Borrowing Base” means:
(a)the product of (A) eighty-five percent (85%) multiplied by (B) the aggregate net amount at such time of the Eligible Domestic Accounts; plus
(b)the lesser of (i) $10,000,000 and (ii) the product of (x) eighty-five percent (85%) multiplied by (y) the aggregate net amount at such time of the Eligible Foreign Accounts; plus
(c)the lesser of (i) $10,000,000 and (ii) the product of (x) eighty-five percent (85%) multiplied by (y) the aggregate net amount at such time of the Eligible Unbilled Domestic Accounts; plus
(d)the lesser of (i) $5,000,000 and (ii) sixty-five percent (65%) of the Net Book Value of Eligible Equipment; plus
(e)sixty-five percent (65%) multiplied by the value of the Eligible Inventory, valued at the fully-absorbed standard cost, as adjusted by manufacturing variances determined by GAAP and reserves; provided, that the Borrowing Base will be automatically adjusted down, if necessary, such that the aggregate availability from Eligible Inventory constituting Work-In-Process shall never exceed $15,000,000; plus
(f)the lesser of (i) $25,000,000 and (ii) sixty-five percent (65%) of the Net Book Value of Surgical Instrumentation; minus
(g)the amount of any reserves and/or adjustments provided for in this Agreement.
“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.
“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close.
“Capital Lease” means, as to any Person, any leasing or similar arrangement which, in accordance with GAAP, is or should be classified as a capital lease on the balance sheet of such Person.
“Cash Convertible Note Documents” means, collectively, the 2020 Cash Convertible Note Documents, the 2021 Cash Convertible Note Documents and any Additional Cash Convertible Note Documents.
“Cash Convertible Note Hedging Arrangement” means any hedging arrangements (including the issuance and exercise of warrants in connection therewith) and other agreements and obligations in connection with the Cash Convertible Notes, including, but not limited to, (a) the Base Call Option Transaction under that certain letter agreement, dated as of February 9, 2015 (as amended by the Amendment to the Base Warrant Confirmation under that certain letter agreement, dated as of November 24, 2015, among Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., Wright and Parent and as further amended, restated, amended and restated or otherwise modified from time to time), between Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc. and Wright, (b) the Additional Call Option Transaction under that certain letter agreement, dated as of February 10, 2015 (as amended by the Amendment to the Additional Warrant Confirmation under that certain letter agreement, dated as of November 24, 2015, among Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., Wright and Parent and as further amended, restated, amended and restated or otherwise modified from time to time), between Deutsche Bank AG, Deutsche Bank Securities Inc., London Branch and Wright, (c) the Base Warrants and Additional Warrants, each under a letter agreement, dated as of February 9, 2015 and February 10, 2015, respectively (each as further amended, restated, amended and restated or otherwise modified from time to time), each between Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc. and Wright, (d) the Base Call Option Transaction under that certain letter agreement, dated as of February 9, 2015 (as amended by the Amendment to the Base Warrant Confirmation under that certain letter agreement, dated as of November 24, 2015, among JPMorgan Chase Bank, National Association, Wright and Parent and as further amended, restated, amended and restated or otherwise modified from time to time), between JPMorgan Chase Bank, National Association and Wright, (e) the Additional Call Option Transaction under that certain letter agreement, dated as of February 10, 2015 (as amended by the Amendment to the Additional Warrant Confirmation under that certain letter agreement, dated as of November 24, 2015, among JPMorgan Chase Bank, National Association, Wright and Parent and as further amended, restated, amended and restated or otherwise modified from time to time), between JPMorgan Chase Bank, National Association and Wright, (f) the Base Warrants and Additional Warrants, each under a letter agreement, dated as of February 9, 2015 and February 10, 2015, respectively (each as further amended, restated, amended and restated or otherwise modified from time to time), each between JPMorgan Chase Bank, National Association and Wright, (g) the Base Call Option Transaction under that certain letter agreement, dated as of February 9, 2015 (as amended by the Amendment to the Base Warrant Confirmation under that certain letter agreement, dated as of November 24, 2015, among Wells Fargo Bank, National Association, Wright and Parent and as further amended, restated, amended and restated or otherwise modified from time to time), between Wells Fargo Bank, National Association and Wright, (h) the Additional Call Option Transaction under that certain letter agreement, dated as of February 10, 2015 (as amended by the Amendment to the Additional Warrant Confirmation under that certain letter agreement, dated as of November 24, 2015, among Wells Fargo Bank, National Association, Wright and Parent and as further amended, restated, amended and restated or otherwise modified from time to time), between Wells Fargo Bank, National Association and Wright, (i) the Base Warrants and Additional Warrants, each under a letter agreement, dated as of February 9, 2015 and February 10, 2015, respectively (each as further amended, restated, amended and restated or otherwise modified from time to time), each between Wells Fargo Bank, National Association and Wright, (j) the Call Option Transaction under that certain letter agreement, dated as of May 12, 2016 (as further amended, restated, amended and restated or otherwise modified from time to time), between Bank of America, N.A. and Parent, and (k) the Call Option Transaction under that certain letter agreement, dated as of May 12, 2016 (as further amended, restated, amended and restated or otherwise modified from time to time), between JPMorgan Chase Bank, National Association, London Branch and Parent, and (l) any Additional Cash Convertible Note Hedging Arrangement.
“Cash Convertible Note Indentures” means, collectively, the 2020 Senior Notes Indenture, the 2021 Senior Notes Indenture and any indenture with respect to Additional Cash Convertible Notes.
“Cash Convertible Note-Related Transactions” means any or all of (a) the conversion of the Cash Convertible Notes pursuant to Article 14 (or any analogous provision of any indenture with respect to Additional Cash Convertible Notes or any Permitted Cash Convertible Note Refinancing) of the respective Cash Convertible Note Indentures, (b) the repurchase of the Cash Convertible Notes pursuant to Article 15 (or any analogous provision of any indenture with respect to Additional Cash Convertible Notes) of the respective Cash Convertible Note Indentures or any Permitted Cash Convertible Note Refinancing, (c) any transactions undertaken pursuant to the Cash Convertible Note Hedging Arrangements (including adjustments to any Cash Convertible Note Hedging Arrangement pursuant to the terms thereof, so long as such adjustment is not otherwise prohibited pursuant to Section 5.10), and any other agreements and obligations pursuant to the terms thereof (including the termination and settlement thereof) and any termination and settlement in connection with a Permitted Cash Convertible Note Refinancing, in either case, except to the extent such termination results from the occurrence of any default or event of default under the applicable Cash Convertible Note Documents, (d) any transactions contemplated under the warrants issued in connection with the Cash Convertible Notes as contemplated under the documentation for such warrants (including the mandatory repurchase or other termination thereof, except to the extent such termination or repurchase results from the occurrence of any default or event of default under the applicable Cash Convertible Note Documents), and (e) any payment of regularly scheduled interest when due and payable on any Cash Convertible Notes pursuant to the terms thereof.
“Cash Convertible Notes” means, collectively, the 2020 Cash Convertible Notes, the 2021 Cash Convertible Notes and any Additional Cash Convertible Notes.
“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Credit Party or any of its Subsidiaries.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
“Change in Control” means any of the following events: (a) any Person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) as is effect on the Closing Date) acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of Parent (or other securities convertible into such voting stock) representing more than 50% of the combined voting power of all voting stock of Parent; (b)(i) Parent ceases to own, directly or indirectly, at least 100% of the outstanding voting stock of Holdings, Wright and the other Borrowers on a fully diluted basis (with the exception of any Subsidiaries of Parent permitted to be dissolved or merged to the extent otherwise permitted by this Agreement) or (ii) Holdings ceases to own, directly or indirectly, at least 100% of the outstanding voting stock of Wright and the other Borrowers on a fully diluted basis (with the exception of any Subsidiaries of Parent permitted to be dissolved or merged to the extent otherwise permitted by this Agreement); or (c) the occurrence of a “Change of Control”, “Change in Control”, “Fundamental Change” or terms of similar import under any of the Cash Convertible Note Documents, or any other document or instrument governing or relating to Debt of such Person having a principal amount in excess of $25,000,000. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act.
“Chattel Paper” means “chattel paper” as defined in Article 9 of the UCC.
“Closing Date” means the date of this Agreement.
“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto; provided, that the Collateral shall not include any Excluded Property.
“Commitment Annex” means Annex A to this Agreement.
“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Liquidity” has the meaning set forth in Section 6.1.
“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Parent in accordance with GAAP (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Credit Party, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a product without its physical removal to some other location.
“Credit Exposure” means, at any time, any portion of the Revolving Loan Commitment, the Term Loan Commitment and of any other Obligations that remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.
“Credit Party” means (a) each Borrower, (b) each Guarantor, and (c) each other Person, whether now existing or hereafter acquired or formed that grants a Lien on all or substantially all of its assets to secure payment of the Obligations; provided, however, that in no event shall any Excluded Subsidiary be a “Credit Party” for purposes of this Agreement or the other Financing Documents.
“Credit Party Liquidity” has the meaning set forth in Section 6.1.
“Credit Party Unrestricted Cash” means unrestricted cash and cash equivalents of the Credit Parties that are (a) subject to a first priority perfected lien in favor of Agent for the benefit of Lenders, (b) held in the name of a Credit Party in a Deposit Account that is subject to a Deposit Account Control Agreement, and (c) not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transactions.
“CVR Earn-Out” means the obligation to make cash payments due to holders of Contingent Value Rights in the amounts and subject to the terms and conditions set forth in that certain Contingent Value Rights Agreement, dated as of March 1, 2013, between Wright Medical Group, Inc. and American Stock Transfer & Trust Company, LLC (the “CVR Agreement”).
“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, including any “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (in each case, except (1) trade accounts payable arising and paid within 120 days of when due, (2) current accounts payable incurred in the Ordinary Course of Business (including on an intercompany basis), (3) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (4) liabilities associated with customary prepayments and deposits), (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) [Reserved], (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or ERISA Plan or Multiemployer Plan liabilities of such Person, and (k) obligations arising under non-compete agreements, bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.
“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defined Period” has the meaning set forth in Section 6.1.
“Deposit Account” means a “deposit account” as defined in Article 9 of the UCC, an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.
“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Credit Party and each financial institution in which such Credit Party maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Credit Party, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value, in each such case expressly consented to by Agent (acting reasonably), and containing such other terms and conditions as Agent may reasonably require, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account (or, prior to the time of the initial borrowing of the Revolving Loans, such Deposit Account of Borrower, as Agent may direct in its sole discretion) all funds received or deposited into such Lockbox or Lockbox Account.
“Disqualified Equity Interest” means, with respect to any Person, any equity interest in such Person that by its terms (or by the terms of any security or other equity interest into which it is convertible or for which it is exchangeable, either mandatorily or at the option of anyone other than such Person), or upon the happening of any date certain, event or other condition (except, in the case of the following clauses (a), (b) and (c), as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior payment in full of all Loans and all other Obligations (other than with respect to contingent indemnification obligations for which no claim has been made), and the termination of the Revolving Loan Commitment):
(a)matures or is mandatorily redeemable (other than solely for equity interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such equity interests), whether pursuant to a sinking fund obligation or otherwise;
(b)is convertible or exchangeable at the option of the holder thereof for Debt or equity interests (other than solely for equity interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such equity interests);

(c)is or may be redeemable (other than solely for equity interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such equity interests) or is or may be required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;
(d)requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital; or
(e)is or becomes convertible into or exchangeable for Debt or any other equity interests that would constitute Disqualified Equity Interests;
in each case, on or prior to the date that occurs 91 days after the Maturity Date; provided that if such equity interests are issued pursuant to a plan to, or for the benefit of, future, current or former employees, directors, officers, members of management or consultants of Parent or any Subsidiary, such equity interests shall not constitute “Disqualified Equity Interests” solely because they may be permitted to be repurchased by Parent or such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of any employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service (as applicable), death or disability.
“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any payment in respect of management fees, salaries or other fees or compensation to any Person holding an equity interest in Parent or a Subsidiary of Parent (other than reasonable and customary (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, in each case, made in the Ordinary Course of Business), or (d) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in Parent or a Subsidiary of Parent unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.
“Dollars” or “$” means the lawful currency of the United States of America.
“Eligible Accounts” means, collectively, the Eligible Domestic Accounts, Eligible Unbilled Domestic Accounts and Eligible Foreign Accounts.
“Eligible Domestic Account” means, subject to the criteria below, an account receivable of a Borrower, which (i) was generated in the Ordinary Course of Business, (ii) was generated originally in the name of a Borrower and not acquired via assignment or otherwise, (iii) is not an Eligible Foreign Account, and (iv) Agent, in its good faith credit judgment and discretion, deems to be an Eligible Domestic Account. The net amount of an Eligible Domestic Account at any time shall be (a) the face amount of such Eligible Domestic Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms) or credits at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “Domestic Account liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures. Such Domestic Account liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Domestic Account if:
(a)the Account remains unpaid more than one hundred twenty (120) days past the claim or invoice date;

(b)the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(c)to the extent the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);
(d)to the extent the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
(e)to the extent the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law or the Account represents a progress billing for which services have not been fully and completely rendered;
(f)the Account is subject to a Lien (other than Liens in favor of Agent or Liens that have been expressly subordinated to the Liens of Agent), or Agent does not have a first priority, perfected Lien on such Account;
(g)the Account is evidenced by Chattel Paper or an Instrument (other than checks and other ordinary course payment instruments) of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
(h)the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;
(i)[Reserved];
(j)fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Domestic Accounts under this Agreement for any reason other than with respect to the provisions of clauses (a) and (k) of this definition;
(k)the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Domestic Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible);
(l)any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect;
(m)the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;
(n)the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless (i) such Account Debtor has been disclosed to the Agent prior to or as of the Original Closing Date or (ii) following the Original Closing Date, Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement or the Original Credit Agreement;

(o)the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency or relief of debtors;
(p)the Account Debtor has its principal place of business or executive office outside the United States, including any territories thereof;
(q)the Account is payable in a currency other than Dollars;
(r)the Account Debtor is an individual;
(s)the Borrower owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;
(t)the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);
(u)the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than a Permitted Lien); or
(v)the Account or Account Debtor fails to meet such other commercially reasonable specifications and requirements that may from time to time be established by Agent in its reasonable credit judgment and discretion and based, in each case, on the results of borrowing base audits and customary related due diligence conducted by Agent from time to time after the Original Closing Date.
“Eligible Equipment” means, subject to the criteria below, all Equipment constituting manufacturing machinery that is located on the Arlington Road Premises and is: (a)(i) during the term of the applicable Arlington Personal Property Lease, leased by a Borrower pursuant to the applicable Arlington Personal Property Lease and subject to the Landlord Estoppel Agreement or (ii) following the termination of the applicable Arlington Personal Property Lease, owned by a Borrower, in each case, free and clear of all Liens other than Liens in favor of Agent securing the Obligations, (b) in good operating condition (ordinary wear and tear excepted), and (c) not obsolete or surplus Equipment. In addition, Agent reserves the right, at any time and from time to time after the Original Closing Date (including on the basis of any appraisal conducted after the Original Closing Date), to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Equipment in its reasonable and good faith credit judgment and discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available.
“Eligible Foreign Account” means, subject to the criteria below, an account receivable of a Borrower, which (i) was generated in the Ordinary Course of Business, (ii) was generated originally in the name of a Borrower and not acquired via assignment or otherwise, (iii) is not an Eligible Domestic Account, and (iv) Agent, in its good faith credit judgment and discretion, deems to be an Eligible Foreign Account. Accounts denominated in foreign currencies shall be converted to Dollars upon delivery by Borrowers of the current Borrowing Base Certificate at the then-current market rate approved by Agent in its reasonable discretion. The net amount of an Eligible Foreign Account at any time shall be (a) the face amount of such Eligible Foreign Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms) or credits of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “Foreign Account liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures. Such Foreign Account liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Foreign Account if:
(a)the Account remains unpaid more than one hundred and twenty (120) days past the claim or invoice date;
(b)the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(c)if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);
(d)if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
(e)if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law or the Account represents a progress billing for which services have not been fully and completely rendered;
(f)the Account is subject to a Lien (other than Liens in favor of Agent or Liens that have been expressly subordinated to the Liens of Agent), or Agent does not have a first priority, perfected Lien on such Account;
(g)the Account is evidenced by Chattel Paper or an Instrument (other than checks and other ordinary course payment instruments) of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
(h)the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;
(i)[Reserved];
(j)fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Foreign Accounts under this Agreement for any reason other than with respect to the provisions of clauses (a) and (k) of this definition;
(k)the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Foreign Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible);
(l)any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect;
(m)the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;
(n)the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement or the Original Credit Agreement;
(o)the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency or relief of debtors;
(p)[Reserved];
(q)[Reserved];
(r)the Account Debtor is an individual;
(s)the Borrower owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;
(t)the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);
(u)the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than a Permitted Lien); or
(v)the Account or Account Debtor fails to meet such other commercially reasonable specifications and requirements that may from time to time be established by Agent in its reasonable credit judgment and discretion and based, in each case, on the results of borrowing base audits conducted and customary related due diligence by Agent from time to time after the Original Closing Date.
“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Agent, in its good faith credit judgment and discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:
(a)such Inventory is not owned by a Borrower free and clear of all Liens and rights of any other Person (other than Agent and other than Permitted Liens) (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory);
(b)such Inventory is placed on consignment or is in transit, in each case, as reasonably determined by the Borrowers;
(c)such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent;
(d)such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects, in each case, as reasonably determined in accordance with GAAP (to the extent applicable);
(e)such Inventory consists of marketing materials, display items or packing or shipping materials, or manufacturing supplies (other than in the case of Raw Materials Inventory);
(f)[Reserved];
(g)[Reserved];

(h)such Inventory is not subject to a first priority Lien in favor of Agent (subject to Permitted Liens);
(i)such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any Environmental Law or any Governmental Authority applicable to Borrowers or their business, operations or assets;
(j)such Inventory is not covered by property damage insurance reasonably acceptable to Agent;
(k)any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;
(l)such Inventory is (i) located outside of the continental United States or (ii) on premises where the aggregate amount of all Inventory (valued at cost) and Surgical Instrumentation of Borrowers located thereon is less than $500,000;
(m)such Inventory is located on premises containing an excess of $500,000 of Inventory (valued at cost) and Surgical Instrumentation with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter reasonably acceptable in form and substance to Agent unless (i) at all times following the date that is ninety (90) days after the Original Closing Date, such location is listed on Schedule 9.2 and (ii) Agent has instituted a reserve for six (6) months’ rent or third party charges, as applicable (a “Rent Reserve”);
(n)to the extent that the average end-of-day principal balance of Revolving Loan Outstandings during the thirty (30) day period immediately proceeding the relevant calculation date exceeded $85,000,000, such Inventory is located at an Access Agreement Location with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter reasonably acceptable in form and substance to Agent within the time period set forth in Section 4.11(c);
(o)such Inventory consists of (A) discontinued items, (B) slow-moving or excess items held in inventory, or (C) used items held for resale, in each case, as reasonably determined in accordance with GAAP (to the extent applicable);
(p)other than in case of Raw Materials Inventory and Work-In-Process, such Inventory does not consist of finished goods;
(q)such Inventory does not meet all standards imposed by any Governmental Authority in all material respects, including with respect to its production, acquisition or importation (as the case may be);
(r)such Inventory is held for rental or lease by or on behalf of Borrowers;
(s)such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory; or
(t)such Inventory fails to meet such other commercially reasonable specifications and requirements which may from time to time be established by Agent in its good faith credit judgment and discretion and based, in each case, on the results of borrowing base audits and customary related due diligence conducted by Agent from time to time after the Original Closing Date. Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Eligible Surgical Instrumentation” means any Surgical Instrumentation owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Agent, in its good faith credit judgment and discretion, deems to be Surgical Instrumentation. Without limiting the generality of the foregoing, no Surgical Instrumentation shall be Eligible Surgical Instrumentation if:
(a)such Surgical Instrumentation is not owned by a Borrower free and clear of all Liens and rights of any other Person (other than in favor of Agent and other than Permitted Liens) (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Surgical Instrumentation);
(b)such Surgical Instrumentation is placed on consignment or is in transit, in each case, as reasonably determined by the Borrowers;
(c)such Surgical Instrumentation is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent;
(d)such Surgical Instrumentation is obsolete, unsalable, damaged, are of substandard quality or are not free from any defects, in each case, as reasonably determined in accordance with GAAP (to the extent applicable);
(e)such Surgical Instrumentation consists of marketing materials, display items or packing or shipping materials, or manufacturing supplies;
(f)such Surgical Instrumentation is not subject to a first priority Lien in favor of Agent (subject to Permitted Liens);
(g)such Surgical Instrumentation consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any Environmental Law or any Governmental Authority applicable to Borrowers or their business, operations or assets;
(h)such Surgical Instrumentation is not covered by property damage insurance reasonably acceptable to Agent;
(i)any covenant, representation or warranty contained in the Financing Documents with respect to such Surgical Instrumentation has been breached in any material respect;
(j)such Surgical Instrumentation is (i) located outside of the continental United States, or (ii) on premises where the aggregate amount of all Surgical Instrumentation and all Inventory (valued at cost) of Borrowers located thereon is less than $500,000;
(k)such Surgical Instrumentation is located on premises containing an aggregate amount in excess of $500,000 of Surgical Instrumentation and Inventory (valued at cost) with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter reasonably acceptable in form and substance to Agent unless, (i) at all times following the date that is ninety (90) days after the Original Closing Date, such location is listed on Schedule 9.2 and (ii) Agent has instituted a Rent Reserve has been established with respect to such premises, as and if applicable;
(l)to the extent that the average end-of-day principal balance of Revolving Loan Outstandings during the thirty (30) day period immediately proceeding the relevant calculation date exceeded $85,000,000, such Surgical Instrumentation is located at an Access Agreement Location with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter reasonably acceptable in form and substance to Agent within the time period set forth in Section 4.11(c);

(m)such Surgical Instrumentation does not meet all standards imposed by any Governmental Authority in all material respects, including with respect to its production, acquisition or importation (as the case may be);
(n)such Surgical Instrumentation is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Surgical Instrumentation; or
(o)such Surgical Instrumentation fails to meet such other commercially reasonable specifications and requirements which may from time to time be established by Agent in its good faith credit judgment and discretion and discretion and based, in each case, on the results of borrowing base audits and customary related due diligence conducted by Agent from time to time after the Original Closing Date. Agent and Borrowers agree that Surgical Instrumentation shall be subject to periodic appraisal by Agent and that valuation of Surgical Instrumentation shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Surgical Instrumentation shall be subject to any legal limitations on sale and transfer of such Surgical Instrumentation.
“Eligible Unbilled Domestic Account” means any Account of a Borrower that (i) has not been invoiced or billed that would constitute an Eligible Domestic Account but for the requirements of clause (a) and clause (m) of the definition “Eligible Domestic Account” and (ii) no more than sixty (60) days has elapsed since the day on which such Borrower completed performance of the services or delivered the goods, as applicable, giving rise to such Account.
“Environmental Laws” means any Laws, pertaining to the protection of the environment, pollution, natural resources, or human health (in relation to exposure to Hazardous Materials) including, without limitation, CERCLA, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.
“Equipment” means “equipment” as defined in Article 9 of the UCC.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which is subject to Section 412 of the Code and Title IV of ERISA and which any Credit Party or member of the Controlled Group maintains, sponsors or contributes to, or to which any Credit Party or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Event of Default” has the meaning set forth in Section 10.1.
“Excluded Accounts” has the meaning set forth in Section 5.14.
“Excluded Domestic Holdco” means a wholly-owned Subsidiary of Parent substantially all the assets of which consist of capital stock or other equity interests in Foreign Subsidiaries held directly or indirectly by such Subsidiary and who does not engage in any business, operations or activity other than that of a holding company.

“Excluded Perfection Assets” means, collectively:
(a)any fee-owned real property (other than Material Real Property), and any leasehold interests in real property;

(b)motor vehicles, aircraft and other assets subject to certificates of title with an aggregate net book value (as reasonably determined by the Borrowers) of less than $10,000,000 (other than to the extent (x) a security interest thereon can be perfected by the filing of a financing statement under the UCC and (y) an Event of Default has occurred and Agent has elected to require, by written notice to the Credit Parties, that the Credit Parties take all such steps necessary to perfect a lien in favor of Agent, for the benefit of the Lenders, in such motor vehicles and other assets subject to certificates of title);

(c)commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $2,000,000 in the aggregate for all such commercial tort claims;

(d)Letter-of-Credit Rights with an aggregate value of less than $2,000,000 (other than to the extent a security interest therein can be perfected by the filing of a financing statement under the UCC);

(e)electronic chattel paper with an aggregate value in excess of $2,000,000;

(f)Excluded Accounts; and

(g)assets of the Credit Parties located outside of the United States to the extent the granting or perfection of a security interest in such assets would require action outside of the United States, including, for the avoidance of doubt, the delivery of certificates evidencing equity interests in any direct Foreign Subsidiary of Parent to Agent.
“Excluded Property” means:
(a)any lease, license, contract, permit, letter of credit, instrument, or agreement to which a Credit Party is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein or (ii) result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, permit, agreement or other property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law); provided, however, that such security interest or lien (x) shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied, (y) to the extent severable, shall attach immediately to each term of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above and (z) shall attach immediately to each such lease, license, contract, property rights or agreement to which the account debtor or the Credit Party’s counterparty has consented to such attachment;
(b)more than 65% of the voting stock of each Excluded Subsidiary that is a Foreign Subsidiary or an Excluded Domestic Holdco directly held by any Credit Party, if the grant of a security interest in excess of such percentage to secure the Obligations would cause material adverse tax consequences for such Credit Party under the Code;
(c)equity interest of TMW Insurance, Inc., so long as TMW Insurance, Inc. at no time has assets with a value in excess of $500,000 in the aggregate;
(d)margin stock;

(e)equity interests in any Person (other than wholly owned Subsidiaries or any entity wholly owned by the Credit Parties collectively) to the extent a pledge of such interests is not permitted by the terms of such Person’s organizational (including special purpose entities) or joint venture documents (so long as such joint venture was not entered into (or such Subsidiary was not formed) in contravention of the terms of the Financing Documents and such prohibition did not arise as part of the acquisition or formation thereof or in anticipation of the restrictions under the Financing Documents);
(f)any equity interests of Wright Medical Europe C.V. and TMG France; and
(g)any “intent-to-use” trademark or service mark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively by the United States Patent and Trademark Office;
provided, that Excluded Property shall not, in any case, include any proceeds, substitutions or replacements of Excluded Property (unless such proceeds, substitutions or replacement would itself constitute Excluded Property).
“Excluded Subsidiary” means (a)(i) any Foreign Subsidiary of Parent, (ii) any Excluded Domestic Holdco, and (iii) any direct or indirect Subsidiary of any other Excluded Subsidiary under this clause (a), (b) any Subsidiary that is prohibited by any applicable Laws from providing a Guarantee of all or part of the Obligations (but only for so long as such Guarantee is so prohibited), (c) TMW Insurance, Inc., so long as TMW Insurance, Inc. at no time has assets with a value in excess of $500,000 in the aggregate, and (d) any other Subsidiary of Parent with respect to which, in the reasonable judgments of the Agent and the Borrowers, the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom. All Subsidiaries constituting “Excluded Subsidiaries” on the Closing Date are set forth on Schedule 1.1.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.
“FCPA” has the meaning set forth in Section 3.26.
“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq., and all regulations promulgated thereunder.
“Fee Letter” means each agreement between Agent and any Credit Party relating to fees payable to Agent, for its own account, in connection with the execution of this Agreement or the Original Credit Agreement.
“Financing Documents” means this Agreement, any Notes, the Security Documents, each Fee Letter, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, including concurrently with the Original Credit Agreement, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Quarter” means each three month period corresponding to Parent’s fiscal year accounting calendar.
“Fiscal Year” means the twelve-month accounting period of Parent beginning from the Monday nearest to December 31 of each calendar year and ending on the Sunday nearest to December 31 of each calendar year.
“Foreign Lender” has the meaning set forth in Section 2.8(c).
“Foreign Subsidiary” means any Subsidiary of Parent that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.
“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.
“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.
“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means Parent and each other Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations, in each case, other than an Excluded Subsidiary.
“Hazardous Materials” means petroleum and petroleum products (and any fraction thereof) and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; and any other material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous chemical,” “hazardous waste,” “solid waste,” “chemical substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.
“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any medical device or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA, and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.
“Holdings” means Trooper Holdings Inc., a Delaware corporation.
“IDB” means The Industrial Development Board of the Town of Arlington, Tennessee, a public not-for-profit corporation of the State of Tennessee.
“Imascap” means Imascap SAS, a company organized under the laws of France.
“Imascap Acquisition” means the acquisition of all or substantially all of the equity interests of Imascap by TMG France pursuant to the terms of the Imascap Share Purchase Agreement.
“Imascap Share Purchase Agreement” means that certain Share Purchase Agreement, dated as of December 14, 2017, by and among TMG France, as purchaser, Parent, as purchaser guarantor, Genesis Innovation Group, LLC, as a seller, and the other individual sellers party thereto.
“Instrument” means “instrument”, as defined in Article 9 of the UCC.
“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, know-how and processes, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and all applications and licenses therefor, used in or necessary for the conduct of the business of such Person, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.
“Intellectual Property Security Agreement” means the Amended and Restated Intellectual Property Security Agreement, dated as of the Closing Date, by and among Agent, Parent, Wright and each of the direct and indirect subsidiaries of Parent party thereto from time to time, as grantors, as amended, supplemented, restated or otherwise modified from time to time.
“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make any acquisition (including through licensing) of (i) of all or substantially all of the assets of another Person, or (ii) any business, Product, business line or product line, division or other unit operation of any Person or (c) to make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person. The amount of any Investment shall be (x) for any Investment (other than Investments consisting of loans, advances and other Debt that is purchased or acquired by such Person (any such Investments being referred to herein as a “Loan”)), the actual amount of such Investment plus the cost of all additions thereto, without adjustment for subsequent increases or decreases in the value of such Investment, and (y) in the case of any Loan, on any date of determination, the then outstanding principal balance of such Loan (giving effect to any repayments in principal in the case of any Loan but not giving effect to any write-offs or other forgiveness by the lender in respect of such Loan).
“Joinder Requirements” has the meaning set forth in Section 4.11(d).
“L/C Cash Collateral Accounts” means, collectively, each segregated Deposit Account of Borrowers from time to time established and maintained with the issuers of letters of credit for the sole purpose of securing Borrower’s obligations under such letters of credit to the extent such obligations constitute “Permitted Contingent Obligations” for purposes of clause (h) of the definition of thereof; provided, that (a) no such Deposit Account shall hold an aggregate of cash and cash equivalents in excess of 110% of the aggregate value of the letters of credit it is securing and (b) with respect to all such Deposit Accounts, the aggregate amount deposited there in at any time does not exceed $5,000,000.
“Landlord Estoppel Agreement” means that certain Landlord Waiver, Estoppel & Subordination Agreement, dated as of the Original Closing Date, in respect of the personal property of Credit Parties located at the Arlington Road Premises, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.
“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors and permitted assigns of all of the foregoing, and “Lenders” means all of the foregoing.
“Letter-of-Credit Rights” means “letter-of-credit rights” as defined in Article 9 of the UCC.
“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a)(i) with respect to Term Loans, one percent (1.0%), and (ii) with respect to Revolving Loans and all other Obligations (other than Term Loans) accruing interest hereunder, three quarters of one percent (0.75%) and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Credit Party or any Subsidiary thereof shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan Account” has the meaning set forth in Section 2.6(b).
“Loan(s)” means the Term Loans, the Revolving Loans and each and every advance under the Term Loans, or any combination of the foregoing, as the context may require. All references herein to the “making”

of a Loan or words of similar import shall mean, with respect to the Term Loans, the making of any advance in respect of a Term Loan.
“Lockbox” has the meaning set forth in Section 2.11.
“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid, which account or accounts shall be, if requested by Agent, opened in the name of Agent (or a nominee of Agent).
“Lockbox Bank” has the meaning set forth in Section 2.11.
“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc.
“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business, or properties of the Borrowers (taken as a whole) or the Credit Parties (taken as a whole), (b) the rights and remedies of Agent or Lenders under the Financing Document, or the ability of the Borrowers (taken as a whole) or the Credit Parties (taken as a whole), to perform their material obligations under any Financing Document, (c) the legality, validity or enforceability of any Financing Document, (d)  the existence, perfection or priority of any security interest granted in any Financing Document, (e) the value of any material Collateral, or (f) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Contracts” means (a) the Operative Documents, (b) the Cash Convertible Note Documents, (c) the agreements listed on Schedule 3.17, and (d) each other agreement or contract to which a Credit Party or any of its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.
“Material Intangible Assets” means all of each Credit Party’s (i) Intellectual Property and (ii) license or sublicense agreements or other agreements with respect to rights in Intellectual Property, in each case that are material to the condition (financial or other), business or operations of the Credit Parties, as reasonably determined by the Agent.
“Material Permits and Rights” has the meaning set forth Section 8.1(b).
“Material Real Property” means any real property located in the United States that is owned in fee by any Credit Party with a fair market value (as reasonably determined by the Credit Parties) in excess of $5,000,000 individually or $15,000,000 in the aggregate together with all other real property that is owned by the Credit Parties and located in the United States.
“Maturity Date” means the date that is the earliest to occur of the following:
(a)    sixty (60) calendar months following the Original Closing Date;
(b)    the date that is ninety-one (91) days prior to the maturity date of the 2020 Cash Convertible Notes (as such maturity date may be extended from time to time in accordance with the terms of this Agreement);
(c)    the date that is ninety-one (91) days prior to the maturity date of the 2021 Cash Convertible Notes (as such maturity date may be extended from time to time in accordance with the terms of this Agreement); and

(d)    any earlier date on which the Revolving Loan Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof;
provided, that (i) with respect to clause (b) above, if the maturity date of the 2020 Cash Convertible Notes has been extended with respect to 2020 Cash Convertible Notes comprising eighty-five percent (85%) or more of the aggregate principal amount of such 2020 Cash Convertible Notes outstanding as of the Closing Date but less than all of such notes, the maturity date shall be deemed extended for purposes of this definition for so long as the Credit Parties maintain Credit Party Unrestricted Cash in an amount equal to the aggregate outstanding principal amount of the 2020 Cash Convertible Notes for which the maturity date was not extended, and (ii) respect to clause (c) above, if the maturity date of the 2021 Cash Convertible Notes has been extended with respect to 2021 Cash Convertible Notes comprising eighty-five percent (85%) or more of the aggregate principal amount of such 2021 Cash Convertible Notes outstanding as of the Closing Date but less than all of such notes, the maturity date shall be deemed extended for purposes of this definition for so long as the Credit Parties maintain Credit Party Unrestricted Cash in an amount equal to the aggregate outstanding principal amount of the 2021 Cash Convertible Notes for which the maturity date was not extended.
“Maximum Lawful Rate” has the meaning set forth in Section 2.7.
“MCF” means MidCap Funding IV Trust, a Delaware statutory trust, and its successors and assigns.
“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.
“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.
“Minimum Balance” means, at any time, an amount that equals the product of: (i) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (ii) the Minimum Balance Percentage for such month.
“Minimum Balance Fee” shall mean a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loan Outstandings during the immediately preceding month (without giving effect to the clearance day calculations referenced in Section 2.2(a)) from (ii) the Minimum Balance multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month (or, during the existence of an Event of Default, the default rate of interest set forth in Section 10.5(a)).
“Minimum Balance Percentage” means twenty percent (20%).
“Monthly Cash Burn Amount” means, with respect to Credit Parties, an amount equal to Credit Parties’ change in cash and cash equivalents, without giving effect to any increase resulting from contributions or proceeds of financings, for either (a) the immediately preceding six (6) month period as determined as of the last day of the month immediately preceding the proposed consummation of the Permitted Acquisition and based upon the financial statements delivered to Agent in accordance with this Agreement for such period or (b) the immediately succeeding six (6) month period based upon the Transaction Projections, using whichever calculation as between clause (a) and clause (b) demonstrates a higher burn rate (or, in other words, more cash used), in either case, divided by six (6).
“Minimum Cash Period” has the meaning set forth in Section 6.5.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which (i) any Credit Party or any other member of the Controlled Group is making or accruing an obligation to make contributions or has within the preceding five (5) plan years (as determined on the applicable date of determination) made contributions, or (ii) any Person who in the last five (5) years was a member of the Controlled

Group has within the preceding five (5) years (as determined on the applicable date of determination) made contributions.
“Net Book Value of Eligible Equipment” means, at any time, the then-current book value of all Eligible Equipment (giving effect to any adjustments to such book value on or prior to the date of measurement thereof) less all accumulated depreciation and amortization of such Equipment through the date of measurement, all as determined in accordance with GAAP.
“Net Book Value of Surgical Instrumentation” means, at any time, the then-current book value of all Eligible Surgical Instrumentation (as adjusted in accordance with this Agreement) less all accumulated depreciation and amortization of such Surgical Instrumentation through the date of measurement, all as determined in accordance with GAAP.
“Net Cash Proceeds” means, (i) with respect to any Casualty Event, the amount of any cash insurance proceeds or condemnation awards received by any Credit Party or any of its Subsidiaries in connection with such Casualty Event net of (A) out-of-pocket expenses, (B) repayment of secured debt permitted by Section 5.2 on the property which is subject to such Casualty Event and is not subordinated in writing to the Lenders’ Liens on the same property and encumbering the property that suffered such casualty, (C) any taxes payable by such Person on account of such insurance proceeds or condemnation award, actually paid, assessed or estimated by such Person (in good faith) to be payable within twelve (12) months following such Casualty Event, (D) a reasonable reserve established in accordance with GAAP against any adjustments to the sale price or any liabilities (other than taxes deducted in clause (C) above) related to any of the applicable assets and retained by such Person (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (E) any amounts required to be turned over to landlords pursuant to the terms of any lease to which Parent or any of its Subsidiaries is a party in connection with such Casualty Event; and (ii) with respect to Asset Dispositions, the amount of the gross cash proceeds received by any Credit Party or any of its Subsidiaries net of (A) out-of-pocket fees, expenses, commissions, charges, and other reasonable costs of such transaction, (B) any taxes payable by such Person on account of the proceeds from such Asset Disposition, actually paid, assessed or estimated by such Person (in good faith) to be payable within twelve (12) months in connection with such proceeds, (C) the amount of cash and cash equivalents required to repay any Debt, (D) a reasonable reserve established in accordance with GAAP against any adjustments to the sale price or any liabilities (other than taxes deducted in clause (B) above) related to any of the applicable assets and retained by such Person or for any indemnification payments attributable to the seller’s indemnities and representations and warranties to purchaser in respect of such Asset Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (E) any amounts required to be turned over to landlords pursuant to the terms of any lease to which Parent or any of its Subsidiaries is a party in connection with such Asset Disposition, and (F) repayment of secured debt permitted under the definition of Permitted Debt and encumbering such asset.
“Net Revenue” has the meaning set forth in Section 6.1.
“Notes” has the meaning set forth in Section 2.3.
“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.
“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operative Documents” means the Financing Documents and Subordinated Debt Documents.
“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of the Credit Parties (taken as a whole), as conducted by the Credit Parties in accordance with past practices, as applicable.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.
“Original Closing Date” means December 23, 2016.
“Original Credit Agreement” has the meaning set forth in the recitals hereto.
“Other Currency” has the meaning set forth in Section 13.20.
“Participant Register” has the meaning set forth in Section 11.17(a)(iii).
“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.
“Payment Notification” means a written notification substantially in the form of Exhibit E hereto.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to ERISA Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, together with any amendments thereto required under this Agreement.
“Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of a Credit Party or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of a Credit Party or any of its Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted Acquisition” means any Acquisition by a Credit Party or any Subsidiary, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)the Borrower Representative shall have delivered to Agent (i) for any Acquisition or series of related Acquisitions with an aggregate purchase price (including any deferred compensation) greater than or equal to $10,000,000, (A) at least ten (10) Business Days (or such shorter period as approved by the Agent in its sole discretion) prior to the closing of the proposed Acquisition: (x) a description of the proposed Acquisition and (y) to the extent available, a due diligence package (including, to the extent available, a quality of earnings report); and (B) not less than five (5) Business Days following the consummation of such Acquisition, executed counterparts of the material agreements, documents or instruments pursuant to which such Acquisition is to be consummated and any schedules to such agreements, documents or instruments or (ii) for any Acquisition or series of related Acquisitions with an aggregate purchase price (including any deferred compensation) less than $10,000,000, not less than five (5) Business Days following such Acquisition (or such shorter period as approved by the Agent in its sole discretion), executed counterparts of the material agreements, documents or instruments pursuant to which such Acquisition is to be consummated and any schedules to such agreements, documents or instruments;
(b)the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 4.11;
(c)no Event of Default has occurred and is continuing, or would exist after giving pro forma effect to, the proposed Acquisition;
(d)all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with applicable Laws;
(e)the assets acquired in such Acquisition are for use in the same line of business as the Credit Parties are currently engaged or a line of business reasonably related thereto;
(f)such Acquisition shall not be hostile and, if applicable, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;
(g)no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;
(h)Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition, that the Credit Parties are in compliance with the financial covenants set forth in Article 6;
(i)Except as otherwise agreed by Agent and except in the case of the Imascap Acquisition, the total consideration paid or payable (including without limitation, costs and expenses, deferred purchase price, seller notes and other liabilities incurred, assumed or to be reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition but excluding any equity interests issued as consideration for such Acquisition) (“Acquisition Consideration”) shall be in an amount not to exceed (A) (i) $15,000,000 in the aggregate for all such Acquisitions in the twelve (12) month period following the Original Closing Date, (ii) $30,000,000 in the aggregate for all such Acquisitions in any succeeding twelve (12) month period occurring thereafter and (B) $75,000,000 in the aggregate for all such Acquisitions from the Original Closing Date through the term of this Agreement; and
(j)Agent has received, prior to the consummation of such Acquisition, updated financial projections, in form and substance reasonably satisfactory to Agent, for the immediately succeeding twelve (12) months following the proposed consummation of the Acquisition beginning with the month during which the Acquisition is to be consummated (the “Transaction Projections”) and such other evidence as Agent may reasonably request demonstrating that, immediately before and immediately after giving effect to the consummation of such Acquisition, the sum of (x) the aggregate amount of unrestricted cash held by Credit Parties in one or more Deposit Accounts, that in each case are subject to a first priority perfected security interest in favor Agent plus (y) the average daily Revolving Loan Availability during the sixty (60) day period immediately preceding such Acquisition is equal to or greater than the positive value of the product of (A) twelve (12) multiplied by (B) the Monthly Cash Burn Amount, as determined as of the last day of the month immediately preceding such Acquisition.
Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts, Eligible Equipment or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of reserves required in Agent’s reasonable discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.
Notwithstanding the foregoing, the Imascap Acquisition shall constitute a Permitted Acquisition.
“Permitted Asset Dispositions” means the following Asset Dispositions: (a) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale, (b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines in good faith is no longer used or useful in the business of such Credit Party or Subsidiary, (c) to the extent constituting an Asset Disposition, Permitted Investments, Permitted Liens, Permitted Licenses, and any mergers, consolidations, dispositions, dissolutions and liquidations expressly permitted pursuant to Section 5.6, (d) disposals of obsolete, worn out or surplus tangible personal property, (e) dispositions by any Credit Party to any Borrower so long as each Credit Party will remain Solvent after giving effect to the transfer, (f) the lapse, abandonment or disposition of Intellectual Property that is not material to the Credit Parties’ business and the cost of maintaining such Intellectual Property would outweigh the benefit to the Credit Parties of so maintaining it, (g) sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business, (h) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between any joint venture parties set forth in joint venture arrangements and similar binding arrangements, (i) sales, transfers and other dispositions pursuant to any Cash Convertible Note-Related Transactions (including any termination and settlement in connection with a Permitted Cash Convertible Note Refinancing pursuant to clause (c) of the definition of Cash Convertible Note-Related Transaction), (j) (i) voluntary cancellations, terminations or surrender by any Credit Party or Subsidiary of a Credit Party of any immaterial lease or license, (ii) the expiration of any option agreement in respect of real or personal property and (iii) the settlement of any litigation claims (to the extent such claims constitutes an asset), in each case, in the Ordinary Course of Business, (k) Asset Dispositions by (i) any Borrower to any other Borrower, (ii) any Guarantor to any other Guarantor, and (iii) any Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party, (l) to the extent constituting an Asset Disposition, transactions between Credit Parties and Excluded Subsidiaries permitted pursuant to Section 5.8(b), (m) Asset Dispositions necessary to effect a Permitted Internal Reorganization and approved in writing by Agent (such approval not to be unreasonably withheld, conditioned or delayed) (including the TMG Disposition (as defined in the Third Amendment to the Original Credit Agreement)), (n) sales, transfers and other dispositions of assets that are not permitted by any other subpart of this definition of “Permitted Asset Dispositions”; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (n) shall not exceed 10% of Total Assets during any Fiscal Year, and (o) other dispositions approved by Agent.
“Permitted Cash Convertible Note Refinancing” means each Permitted 2020 Cash Convertible Note Refinancing and each Permitted 2021 Cash Convertible Note Refinancing and any repurchase of Cash Convertible Notes with the proceeds of any offering of Additional Cash Convertible Notes.
“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiaries to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c)  the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; (d) Credit Parties have given Agent notice of the commencement of any contest of a material obligation and upon request by Agent, from time to time, notice of the status of such contest by Credit Parties and/or confirmation of the continuing satisfaction of this definition; and (e) upon a final determination of such contest, Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.
“Permitted Contingent Obligations” means
(a)Contingent Obligations arising in respect of the Debt under the Financing Documents;
(b)Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;
(c)Contingent Obligations outstanding on the Original Closing Date and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms adverse to the Lenders);
(d)Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;
(e)Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;
(f)Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6;
(g)so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Credit Party or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;
(h)Contingent Obligations arising in connection with the issuance of letters of credit in an aggregate face amount not to exceed $5,000,000 at any one time outstanding secured solely by Liens permitted pursuant to clause (n) of the definition of Permitted Liens;
(i)Contingent Obligations incurred with respect to Permitted Debt provided that (x) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Debt to which it relates is subordinated to the Obligations and (y) no Credit Party may incur Contingent Obligations under this clause (i) in respect of Debt incurred by any Person that is not a Borrower or Guarantor, other than to the extent consisting of a Permitted Investment;
(j)Contingent Obligations in respect of any customary indemnification obligations, purchase price adjustments, non-compete obligations (other than contingent earn-out obligations) of any Credit Party incurred in connection with the consummation of any Permitted Acquisition;
(k)Contingent Obligations in respect of obligations to suppliers, customers, franchisees and licensees incurred in the Ordinary Course of Business;

(l)a statement as referred to in Article 2:403 of the Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such statement arising pursuant to Article 2:404(2) of the Dutch Civil Code, provided that once the condition under Article 2:404(3)(a) of the Dutch Civil Code has been fulfilled the relevant debtor shall ensure that any such residual liability will be terminated); provided that such statement is issued by the Parent in respect of a wholly-owned Subsidiary;
(m)any joint and several liability and any netting or set-off, arising in each case by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which a Credit Party is or has been a member;
(n)other Contingent Obligations not permitted by clauses (a) through (m) above, not to exceed $25,000,000 in the aggregate at any time outstanding; and
(o)the unsecured Guarantee by Parent of the obligations of Tornier France under the Tornier Note.
“Permitted Debt” means:
(a)Credit Parties’ and their Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;
(b)Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;
(c)Capital Leases and purchase money Debt not to exceed $60,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment or fixed assets used in the Ordinary Course of Business and secured only by such equipment or fixed assets, together with any Refinance Debt in respect thereof;
(d)Debt existing on the Original Closing Date and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than permitted Refinance Debt);
(e)so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Credit Party or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;
(f)Debt in the form of insurance premiums financed through the applicable insurance company;
(g)Debt owed to any Person providing worker’s compensation, health, disability or other employee benefits (other than ERISA) pursuant to reimbursement or indemnification obligations to such Person, in each case in the Ordinary Course of Business;
(h)trade accounts payable arising and paid within 120 days of the date when due and in the Ordinary Course of Business;
(i)Debt under the CVR Earn-Out pursuant to the terms thereof as in effect on the Original Closing Date; provided that no payments in respect of the CVR Earn-Out shall be made after the occurrence and during the continuance of any Event of Default (other than any Event of Default occurring solely pursuant to Section 10.1(b));
(j)Subordinated Debt;

(k)Debt of the Credit Parties incurred under (i) the 2020 Cash Convertible Notes, (ii) any associated Cash Convertible Note Hedging Arrangement and (iii) so long as no Event of Default has occurred and is continuing, any extension, renewal, refinancing, replacement or non-cash exchange of the 2020 Cash Convertible Notes; provided, that such extension, renewal, refinance, replacement or non-cash exchange Debt (a) does not increase the interest rate of the 2020 Cash Convertible Notes by an amount in excess of 5.0% and does not provide for any amortization payments or other regularly scheduled principal payments in advance of maturity, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that in the 2020 Cash Convertible Note Documents on the Original Closing Date (it being understood that, in each case, any provision requiring an offer to purchase such Debt as a result of a change of control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of equity interests shall not violate the foregoing restriction), (c) is unsecured, (d) does not have one or more obligors that are not obligors under this Agreement, (e) contains terms that are prevailing market terms at the time of issuing or initial borrowing for the type of financing and for the quality of issuer or borrower, as determined by the Borrowers and their advisors in their reasonable business judgment, (f) is in an original principal amount not greater than the aggregate principal amount of the 2020 Cash Convertible Notes being extended, renewed, refinanced, replaced or exchanged (with any additional principal amount deemed incurred pursuant to clause (bb) below) and any accrued and unpaid interest and reasonable fees and expenses (including reasonable upfront fees and original issue discount) incurred in connection therewith, and (g) if such Debt is cash convertible notes that require cash settlement, are subject to Cash Convertible Note Hedging Arrangements on terms substantially similar to the Cash Convertible Note Hedging Arrangements in place with respect to the 2020 Cash Convertible Notes; provided, that such Cash Convertible Note Hedging Arrangements may be settled in cash, equity interests of Parent, any combination thereof, or any one of the foregoing (collectively, a “Permitted 2020 Cash Convertible Note Refinancing”), which Permitted 2020 Cash Convertible Note Refinancing may, for the avoidance of doubt, be structured as a single or series of transactions;
(l)[reserved];
(m)without limiting the provisions of Section 5.7 with respect to any Investment by a Credit Party, Debt consisting of unsecured intercompany loans and advances (i) incurred by any Borrower owing to one or more other Borrowers, (ii) incurred by any Guarantor owing to one or more other Guarantors, (iii) incurred by any Excluded Subsidiary owing to any Credit Party solely to the extent constituting a Permitted Investment made by such Credit Party, or (iv) incurred by a Credit Party owing to a non-Credit Party or any Borrower owing to any Guarantor to the extent that such Debt (A) does not have scheduled amortization prior to the latest Maturity Date of the Loans and (B) is subordinated to the Obligations on terms and conditions reasonably satisfactory to the Agent;
(n)Debt of the Credit Parties related to commercial credit cards so long as such Debt is incurred in the Ordinary Course of Business and is unsecured;
(o)Debt in respect of treasury services agreements, netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs and similar arrangements, in each case so long as such Debt is incurred in the Ordinary Course of Business and is unsecured;
(p)to the extent constituting Debt, any Permitted Contingent Obligations;
(q)unsecured earn-out obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition to the extent earned and payable and permitted pursuant to the definition of Permitted Acquisition and the other terms of this Agreement;
(r)to the extent constituting Debt, take-or-pay obligations contained in supply arrangements incurred in the Ordinary Course of Business;
(s)Debt of the Credit Parties incurred under (i) the 2021 Cash Convertible Notes, (ii) any associated Cash Convertible Note Hedging Arrangement and (iii) so long as no Event of Default has occurred and is continuing, any extension, renewal, refinancing, replacement or non-cash exchange of the 2021 Cash Convertible Notes; provided, that such extension, renewal, refinance, replacement or non-cash exchange Debt (a) does not increase the interest rate of the 2021 Cash Convertible Notes by an amount in excess of 5.0% and does not provide for any amortization payments or other regularly scheduled principal payments in advance of maturity, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that in the 2021 Cash Convertible Note Documents on the Original Closing Date (it being understood that, in each case, any provision requiring an offer to purchase such Debt as a result of a change of control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of equity interests shall not violate the foregoing restriction), (c) is unsecured, (d) does not have one or more obligors that are not obligors under this Agreement, (e) contains terms that are prevailing market terms at the time of issuing or initial borrowing for the type of financing and for the quality of issuer or borrower, as determined by the Borrowers and their advisors in their reasonable business judgment, (f) is in an original principal amount not greater than the aggregate principal amount of the 2021 Cash Convertible Notes being extended, renewed, refinanced, replaced or exchanged (with any additional principal amount deemed incurred pursuant to clause (bb) below) and any accrued and unpaid interest and reasonable fees and expenses (including reasonable upfront fees and original issue discount) incurred in connection therewith, and (g) if such Debt is cash convertible notes that require cash settlement, are subject to Cash Convertible Note Hedging Arrangements on terms substantially similar to the Cash Convertible Note Hedging Arrangements in place with respect to the 2021 Cash Convertible Notes; provided, that such Cash Convertible Note Hedging Arrangements may be settled in cash, equity interests of Parent, any combination thereof, or any one of the foregoing (collectively, a “Permitted 2021 Cash Convertible Note Refinancing”), which Permitted 2021 Cash Convertible Note Refinancing may, for the avoidance of doubt, be structured as a single or series of transactions;
(t)Debt which represents extensions, renewals, refinancings or replacements (such Debt being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Debt”) of any of the Debt described in subparts (c), (d), (u), (w) and (aa) of this definition (such Debt being referred to herein as the “Original Debt”); provided that (i) such Refinance Debt does not increase the principal amount or interest rate of the Original Debt, except (A) by an amount equal to unpaid accrued interest and premiums thereon plus other reasonable and customary fees and expenses reasonably incurred in connection with such Refinance Debt, (B) by an amount equal to any existing commitments unutilized thereunder and (C) by any additional amounts permitted to be incurred pursuant to other subparts under this definition of Permitted Debt (so long as such additional Debt meets the applicable requirements of such other subparts); (ii) any Liens securing such Refinance Debt are not extended to any additional property of any Credit Party or any Subsidiary; (iii) no Credit Party or Subsidiary that is not originally obligated with respect to repayment of such Original Debt is required to become obligated with respect to such Refinance Debt; (iv) such Refinance Debt does not have a weighted average life to maturity greater than the weighted average life to maturity of such Original Debt; (v) the terms of such Refinance Debt (A) are on prevailing market terms at the time of issuing or borrowing for the type of financing and for the quality of the issuer or borrower, or (B) are not (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and security), taken as a whole, materially less favorable to the obligor thereunder than the terms of the Original Debt (other than covenant or any other provisions applicable only to periods after the Maturity Date) in each case, as determined by the Borrowers and their advisors in their reasonable business judgment; and (vi) if such Original Debt was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Debt must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders, taken as a whole as those that were applicable to such Original Debt;
(u)Debt of any Person that becomes a Subsidiary after the Original Closing Date in connection with a Permitted Acquisition; provided that (i) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Debt permitted by this subpart (u), together with any Refinance Debt in respect thereof, shall not exceed $10,000,000 at any time outstanding;
(v)Debt of Excluded Subsidiaries owed to other Excluded Subsidiaries;

(w)Debt of Subsidiaries of Parent that are not Credit Parties not otherwise permitted hereunder in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, together with any Refinance Debt in respect thereof;
(x)to the extent constituting Debt, the transactions permitted pursuant to Section 5.8(b);
(y)any joint and several liability and any netting or set-off, arising in each case by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which a Credit Party is or has been a member;
(z)to the extent constituting Debt, deferred purchase price, seller notes and other liabilities incurred or assumed in connection with any Permitted Acquisition to the extent the same constitutes Acquisition Consideration and is incurred pursuant to the Imascap Acquisition (to the extent constituting a Permitted Acquisition) or permitted to be incurred pursuant to clause (i) of the definition of Permitted Acquisition);
(aa)other Debt not to exceed $50,000,000 outstanding at any one time; provided that such Debt may be secured only by Liens permitted pursuant to clause (q) of the definition of Permitted Liens and the aggregate outstanding principal amount of such Debt that is so secured shall not exceed $25,000,000 at any time outstanding, in each case, together with any Refinance Debt in respect thereof; and
(ab)Subject to Section 6.5 and so long as no Event of Default has occurred and is continuing or would result from the incurrence thereof, Debt of the Credit Parties incurred (i) under Additional Cash Convertible Note Documents in an aggregate principal amount not to exceed at any time outstanding $800,000,000; provided, that any premium payable in connection with a Permitted 2020 Cash Convertible Note Refinancing or a Permitted 2021 Cash Convertible Refinancing, including, for the avoidance of doubt, the amount of any trading premium in excess of par or exchange or refinancing premium, shall be deemed to reduce the amount available under this clause (bb) and not be incurred in reliance on clauses (k) or (s) above, and (ii) any associated Additional Cash Convertible Note Hedging Arrangement.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Distributions” means the following Distributions: (a) dividends by any Subsidiary of any Borrower to such parent Borrower; (b) dividends of any Excluded Subsidiary to the direct corporate parent of such Excluded Subsidiary; (c) dividends payable solely in common stock; (d) dividends in the Ordinary Course of Business to Parent to the extent necessary to permit Parent: (i) to pay (x) general administrative costs and expenses (including corporate overhead, legal or similar expenses) and franchise fees and taxes and similar fees, taxes and expenses required to maintain the organizational existence of Parent, in each case, which are reasonable and customary and incurred in the Ordinary Course of Business, plus any reasonable and customary indemnification claims made by directors, officers, members of management or employees of Parent, in each case, to the extent attributable to the ownership or operations of Parent or any of its Subsidiaries and (y) without duplication of the preceding clause (x), any Public Company Costs, (ii) to pay audit and other accounting and reporting expenses at Parent to the extent relating to the ownership or operations of its Subsidiaries, (iii) to pay insurance premiums to the extent relating to the ownership or operations of its Subsidiaries, (iv) to pay fees and expenses related to debt and equity offerings and Permitted Acquisitions and other Permitted Investments (whether or not consummated), (v) to pay the consideration to finance any Permitted Investment of Parent, and (vi) without duplication of clause (i)(y) above, to pay customary salary, bonus and other benefits payable to directors, officers, members of management and employees of Parent to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of the Borrowers and their Subsidiaries, in each case, so long as Parent applies the amount of any such Distribution for such purpose; (e) dividends not exceeding $500,000 in the aggregate during any Fiscal Year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Parent and its Subsidiaries; (f) repurchases of stock of former or present employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed (x) $1,000,000 in the aggregate per Fiscal Year and (y) $5,000,000 in aggregate from the Original Closing Date through the term of this Agreement; (g) any dividends or other Distributions required to be made in connection with a Cash Convertible Notes-Related Transaction; (h) to the extent constituting Distributions, transactions in the Ordinary Course of Business to the extent permitted by Section 5.8(b) (excluding, for the avoidance of doubt, any Distributions made by Parent); (i) Distributions of cash and cash equivalents to Parent in an aggregate amount not to exceed the fair market value of cash, cash equivalents or marketable securities contributed to the capital of the Borrowers (i) prior to the Original Closing Date, to the extent contributed pursuant to agreements or other arrangements set forth on Schedule 5.3 and (ii) following the Original Closing Date, in each case inclusive of any returns, profits, distributions and similar amounts received on account of such capital contribution; and (j) to the extent constituting Distributions, the Permitted Internal Reorganization transactions.
“Permitted Internal Reorganization” means a corporate reorganization that has been approved in writing by Agent (such approval not to be unreasonably withheld, conditioned or delayed), following the Original Closing Date; provided, that in no event shall such corporate reorganization result in any reduction in the Collateral (or the value thereof) pledged to Agent hereunder or under the Security Documents or the perfection of Agent’s security interests therein, other than, in each case, the pledge of equity interests of certain Excluded Subsidiaries; provided, further, that the TMG Reorganization (as defined in the Third Amendment to the Original Credit Agreement) is a Permitted Internal Reorganization.
“Permitted Investments” means:
(a)Investments (i) shown on Schedule 5.7 and existing on the Original Closing Date and (ii) in Subsidiaries made prior to the Original Closing Date and any modification, replacement, renewal or extension thereof so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by Section 5.7;
(b)cash and cash equivalents;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;
(d)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Credit Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Credit Parties’ Board of Directors (or other governing body), but the aggregate principal amount of all such loans outstanding may not exceed $250,000 at any time;
(e)Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
(f)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Credit Parties in any Subsidiary;
(g)Investments consisting of (i) Deposit Accounts in which Agent has received a Deposit Account Control Agreement and (ii) Deposit Accounts that are Excluded Accounts (subject to any caps and applicable restrictions set forth in such definition);
(h)Investments by any Credit Party in any Subsidiary now owned or hereafter created by such Credit Party, which Subsidiary is a Borrower or has provided a Guarantee of the Obligations of the Borrowers which Guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in Schedule 9.1 hereto and otherwise made in compliance with Section 4.11(d);

(i)Investments (including in the form of loans and advances) consisting of cash and cash equivalents made by Credit Parties in Excluded Subsidiaries in an aggregate amount not to exceed to $15,000,000 at any time (with any amounts being repaid in cash to the maker not counting against such basket);
(j)to the extent constituting Investments, the settlement of intercompany accounts in the Ordinary Course of Business to the extent permitted by Section 5.8(b);
(k)Investments by any Excluded Subsidiary in any other Excluded Subsidiary;
(l)to the extent constituting an Investment, Permitted Debt, Permitted Liens, Permitted Distributions, Permitted Asset Dispositions and other transactions expressly permitted by Section 5.3;
(m)Investments consisting of (i) deposits, prepayments and other credits to suppliers and (ii) advances made in connection with the purchase of goods and services, in each case, in the Ordinary Course of Business and consistent with customary credit practices and policies;
(n)Investments of any Person existing at the time such Person becomes a Subsidiary of Parent or consolidates or merges with a Credit Party or Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation thereof and any modification, replacement, renewal or extension thereof so long as any such modification, replacement, renewal or extension does not increase the amount of such Investment except as otherwise permitted hereunder;
(o)so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, Investments consisting solely of cash and cash equivalents in joint ventures in an amount not to exceed $15,000,000 in the aggregate from the Original Closing Date through the term of this Agreement;
(p)Permitted Acquisitions;
(q)Investments necessary to effect a Permitted Internal Reorganization and approved in writing by Agent (such approval not to be unreasonably withheld, conditioned or delayed) (including the TMG Investment (as defined in the Third Amendment to the Original Credit Agreement));
(r)Investments required to be made pursuant to any Cash Convertible Notes-Related Transaction; and
(s)Other Investments consisting solely of cash and cash equivalents made by any Credit Party or any Subsidiary thereof in another Person in an amount not exceeding $10,000,000 in the aggregate from the Original Closing Date through the term of this Agreement.
“Permitted License” means any non-exclusive license of Intellectual Property rights of Credit Parties or their Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property, and have been granted in exchange for fair consideration.
“Permitted Liens” means:
(a)deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any ERISA Plan or Multiemployer Plan, the Code) pertaining to a Credit Party or its Subsidiary’s employees;
(b)deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c)statutory or common law carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s, landlord’s or other like Liens on Collateral arising in the Ordinary Course of Business with respect to obligations which are not overdue for a period of more than sixty (60) days, or which are being contested pursuant to a Permitted Contest;
(d)Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;
(e)attachments, appeal bonds, judgments and other similar Liens on Collateral that do not constitute an Event of Default under Section 10.1(h); provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;
(f)with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title and other similar restrictions, including environmental and land use restrictions, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, materially impair the use or operation of the Collateral for the use currently being made thereof or materially impair Credit Parties’ ability to pay the Obligations in a timely manner or materially impair the use of the Collateral or the ordinary conduct of the business of any Credit Party or any Subsidiary and, in the case of any real estate that is part of the Collateral, matters set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the Liens of the Security Documents;
(g)Liens and encumbrances in favor of Agent under the Financing Documents;
(h)Liens, other than on Collateral that is part of the Borrowing Base existing on the Original Closing Date and set forth on Schedule 5.2, provided that such Liens shall secure only those obligations existing on the Original Closing Date, and any Refinance Debt in respect thereof;
(i)Liens on insurance policies and the proceeds thereof securing Debt permitted under subpart (f) of the definition of Permitted Debt;
(j)Liens (i) arising from operating leases with respect to assets not owned by any Credit Party or any Subsidiary and the precautionary UCC filings in respect thereof and (ii) on equipment or other materials which are not owned by the Credit Party or any Subsidiary located on the premises of any Credit Party or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the Ordinary Course of Business and consistent with customary practices of the Credit Party or Subsidiary and the precautionary UCC filings in respect thereof;
(k)any Lien on any equipment or fixed assets securing Debt permitted under subpart (c) of the definition of Permitted Debt and the precautionary UCC filings in respect thereof, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof, and Liens on such equipment or fixed assets securing any Refinance Debt;
(l)the interests of lessors or sublessors under operating leases and licensors or sublicensors under license agreements to the extent such license, lease, sublease or sublicense is otherwise permitted under this Agreement;
(m)Liens on assets of Subsidiaries that are not Credit Parties securing Debt of such Subsidiaries permitted pursuant to subpart (w) of the definition of Permitted Debt;
(n)Liens in favor of letter of credit issuers on the L/C Cash Collateral Account to the extent securing obligations permitted pursuant to clause (h) of the definition of Permitted Contingent Obligations;

(o)to the extent constituting a Lien any security interest or right to set-off arising under article 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken);
(p)Liens of an Affiliate of any Person organized under Dutch law resulting from any joint and several liability and any netting or set-off, arising in each case by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which a Credit Party is or has been a member; and
(q)Other Liens attaching to assets of Credit Parties with an aggregate fair market value not to exceed $25,000,000 at any time outstanding; provided that, in the case of this clause (q), such Liens are subordinated to the Liens granted by the Credit Parties pursuant to the terms of the Financing Documents and, in all cases, subject to a Subordination Agreement or other intercreditor agreement, as applicable, that is in form and substance reasonably satisfactory to Agent and Required Lenders.
Notwithstanding the foregoing, no Permitted Lien may at any time attach to any Credit Party’s Accounts, Inventory or other Collateral upon which the Borrowing Base is calculated other than those Liens permitted under clauses (a) - (g) of this definition.
“Permitted Modifications” means (a) such amendments or other modifications to a Credit Party’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, (b) such amendments or modifications to a Credit Party’s or Subsidiary’s Organizational Documents (including, subject to compliance with Section 9.2(e), those involving a change in name of a Credit Party or Subsidiary or involving the reorganization of a Credit Party or Subsidiary under the laws of a different jurisdiction; provided that no Credit Party organized under the laws of the United States or any state thereof shall be reorganized under the laws of a jurisdictions other than the United States or any state thereof) that would not adversely affect the rights and interests of Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective and (c) such amendments or modifications to a Credit Party’s or Subsidiary’s Organizational Documents as are required in connection with a Permitted Internal Reorganization.
“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
“Pledge Agreement” means the Pledge Agreement, dated as of the Original Closing Date, by and among Parent and each of its direct and indirect subsidiaries party thereto from time to time, as pledgors, and Agent as administrative agent for itself and the other Lenders, as amended, supplemented, restated or otherwise modified from time to time.
“Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan and such Lender’s right to receive payments of principal and interest with respect to the Term Loans, the Term Loan Commitment Percentage of such Lender in respect of such Term Loan, (b) with respect to a Lender’s obligation to make Revolving Loans, the Revolving Loan Commitment Percentage of such Lender, (c) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto, and (d) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment Amount and the Term Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment or the Term Loan Commitments shall have been terminated, such Lender’s then existing Revolving Loan Outstandings or then outstanding principal advances of such Lender under the Term Loans, as applicable), by (ii) the sum of the Revolving Loan Commitment and the Term Loan Commitment Amount of all Lenders (or, in the event the Revolving Loan Commitment or the Term Loan Commitments shall have been terminated, the then existing Revolving Loan Outstandings or then outstanding principal advances of such Lenders under the Term Loans, as applicable).

“Process Agent” has the meaning set forth in Section 13.19.
“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Borrower or any of its Subsidiaries.
“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case, as applicable to companies with registered equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing, in each case, which are incurred in the Ordinary Course of Business.
“Raw Materials Inventory” means all Inventory of the Borrowers consisting of raw materials.
“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.
“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.
“Regulatory Reporting Event” has the meaning set forth in Section 4.17.
“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Credit Party and its Subsidiaries as such activities are being conducted by such Credit Party and its Subsidiaries with respect to such Product at such time or that are otherwise necessary for the conduct of Credit Party’s or any Subsidiary’s business.
“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.
“Required Lenders” means at any time Lenders holding (a) sixty percent (60%) or more of the sum of the Revolving Loan Commitment and the Term Loan Commitments (taken as a whole), or (b) if the Revolving Loan Commitment or Term Loan Commitments have been terminated, sixty percent (60%) or more of the then aggregate outstanding principal balance of the Loans.
“Responsible Officer” means (a) with respect to the delivery of any Borrowing Base Certificate or Compliance Certificate, any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Credit Party acceptable to Agent or (b) for all other purposes under the Financing Documents, the chief executive officer, president, vice president, chief financial officer, chief operating officer, secretary, treasurer or other similar officer or Person performing similar functions of a Credit Party.
“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of Zero Dollars ($0) (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of Zero Dollars ($0)).
“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.
“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be Zero Dollars ($0)), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loan Outstandings and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party and any Additional Tranche(s) activated by Borrowers. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $150,000,000 and if the Additional Tranche is fully activated by Borrowers pursuant to the terms of the Agreement such amount shall increase to $250,000,000.
“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.
“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.
“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.
“Revolving Loan Outstandings” means, at any time of calculation, (a)  the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.
“Revolving Loans” has the meaning set forth in Section 2.1(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Credit Party.
“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Credit Party and each securities intermediary in which such Credit Party maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 8 of the UCC) over such Securities Account.
“Security Document” means this Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement and any other agreement, document or instrument executed concurrently with the Original Credit Agreement or at any time thereafter (including on the Closing Date) pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
“Stated Rate” has the meaning set forth in Section 2.7.
“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent (acting reasonably), all of which documents must be in form and substance reasonably acceptable to Agent. As of the Closing Date, there is no Subordinated Debt.
“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance reasonably acceptable to Agent. As of the Closing Date, there are no Subordinated Debt Documents.
“Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be reasonably acceptable to Agent.
“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.
“Surgical Instrumentation” means medical instruments, kits and equipment to be used in medical procedures.
“Swap Contract” means any “swap agreement” as defined in Section 101 of the Bankruptcy Code, that is obtained by a Credit Party to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.
“Taxes” has the meaning set forth in Section 2.8.
“Tennessee Property PILOT Program” means the payment-in-lieu-of-taxes (“PILOT”) program entered into by Wright Medical Technology, Inc., Shelby County, Tennessee and IDB on or around December 31, 2014 in furtherance of which certain real property and personal property of Wright Medical Technology, Inc. located in Shelby County, Tennessee was transferred to IDB and was then leased by IDB, as lessor, to Wright Medical Technology, Inc., as lessee, in the case of such real property, pursuant to the Arlington Real Property Lease, and in the case of such personal property, pursuant to the terms and conditions of the Arlington Personal Property Leases, as such PILOT program may be amended and in effect from time to time in accordance with the terms of this Agreement, and including, without limitation, the right of Wright Medical Technology, Inc. to add additional personal property (other than any Collateral upon which the Borrowing Base is calculated (but excluding, for the avoidance of doubt, Eligible Equipment)) to the Project (as defined in the Arlington Personal

Property Lease) from time to time on the terms and conditions set forth in the Arlington Personal Property Leases and to the extent otherwise permitted pursuant to the terms of this Agreement and to enter into amendments and modifications of the Arlington Real Property Lease, the Arlington Personal Property Leases, any new lease agreements and related agreements from time to time in its discretion but solely to the extent such amendments or modifications are not materially adverse to Agent or Lenders and, in the case of any personal property lease, so long as it is subject to the terms of the Landlord Estoppel Agreement.
“Term Lender” means each Lender having a Term Loan Commitment or a Term Loan.
“Term Loan” means, collectively, Term Loan Tranche 1 and Term Loan Tranche 2.
“Term Loan Commitment Amount” means, with respect to each Lender, the sum of such Lender’s Term Loan Tranche 1 Commitment Amount and Term Loan Tranche 2 Commitment Amount.
“Term Loan Commitment Percentage” means, as to any Term Lender with respect to each of such Term Lender’s Term Loan Commitments, (a) on the Closing Date, with respect to each tranche of the Term Loan, the applicable percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Tranche 1 Commitment Percentage” and “Term Loan Tranche 2 Commitment Percentage,” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender is zero), and (b) on any date following the Closing Date, as applicable to each tranche of Term Loan, the percentage equal to (i) the Term Loan Tranche 1 Commitment of such Term Lender on such date divided by the aggregate Term Loan Tranche 1 Commitments on such date, or (ii) the Term Loan Tranche 2 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 2 Commitments on such date.
“Term Loan Commitments” means the Term Loan Tranche 1 Commitments and the Term Loan Tranche 2 Commitments. For the avoidance of doubt, the aggregate Term Loan Commitments of all Lenders on the Closing Date is $40,000,000.
“Term Loan Tranche 1” has the meaning set forth in Section 2.1(a)(i)(A)
“Term Loan Tranche 1 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 1 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 1 Commitments” means the sum of each Lender’s Term Loan Tranche 1 Commitment Amount. For the avoidance of doubt, the aggregate Term Loan Tranche 1 Commitments of all Lenders on the Closing Date is $20,000,000.
“Term Loan Tranche 2” has the meaning set forth in Section 2.1(a)(i)(B).
“Term Loan Tranche 2 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 2 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 2 Commitment Termination Date” means the first anniversary of the Closing Date (the “Initial Term Loan Tranche 2 Commitment Termination Date”); provided, that if the Compliance Certificate required to be delivered pursuant to Section 4.1 for the Fiscal Year ended December 30, 2018 evidences that Parent and its Consolidated Subsidiaries have achieved the 2018 Target Adjusted EBITDA (the “2018 Extension Condition”), then the Term Loan Tranche 2 Commitment Termination Date shall be extended to the second anniversary of the Closing Date (the “Extended Term Loan Tranche 2 Commitment Termination Date”); provided, further, that if (i) the 2018 Extension Condition has been satisfied and (ii) the Compliance Certificate required to be delivered pursuant to Section 4.1 for the Fiscal Year ended December 29, 2019 evidences that Parent and its Consolidated Subsidiaries have achieved the 2019 Target Adjusted EBITDA, then the Term Loan Tranche 2 Commitment Termination Date shall be extended to the third anniversary of the Closing Date.
“Term Loan Tranche 2 Commitments” means the sum of each Lender’s Term Loan Tranche 2 Commitment Amount. For the avoidance of doubt, the aggregate Term Loan Tranche 2 Commitments of all Lenders on the Closing Date is $20,000,000.
“Term Loan Tranche 2 Funding Date” has the meaning set forth in Section 2.1(a)(i)(B).
“Termination Date” means the earlier to occur of (a) the Maturity Date, (b) any date on which Agent accelerates the maturity of the Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.
“Termination Event” means, with respect to any ERISA Plan, (i) a Reportable Event, (ii) the institution of proceedings to terminate a ERISA Plan under Section 4042 of ERISA, (iii) the appointment of a trustee to administer any ERISA Plan under Section 4042 of ERISA, or (iv) any withdrawal or partial withdrawal from a Multiemployer Plan if the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,500,000.
“Third Amendment to the Original Credit Agreement” that certain Omnibus Limited Consent and Amendment No. 3 to Credit, Security and Guaranty Agreement and Amendment No. 2 to Pledge Agreement, dated as of February 13, 2018, by and among Parent, Borrowers, Agent and the Lenders, that amended the Original Credit Agreement.
“Third Party Accounts” means Accounts owed by Third Party Account Debtors to Credit Parties.
“Third Party Account Debtor” means each Account Debtor that is not a Credit Party or an Excluded Subsidiary.
“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Borrower participates.
“TMG France” means TMG France SAS (formerly known as TMG France SNC), a company organized under the laws of France and an indirect Foreign Subsidiary of Parent.
“Tornier France” means Tornier SAS, a company organized under the laws of France.
“Tornier Note” means that certain note issued by Tornier France to 2Hip in an aggregate principal amount not to exceed €13,000,000 as consideration for the sale of Bio Tech International SAS and its Subsidiaries by 2Hip to Tornier France.
“Total Assets” means the total amount of all assets of Borrowers and their Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of Parent.
“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a), or imposed elsewhere.
“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.
“Wright” has the meaning set forth in the introductory paragraph hereto.
“Wright Settlement Escrow Account” means that certain Deposit Account of Wright Medical Technology, Inc. maintained pursuant to the Master Settlement Agreement, dated as of November 1, 2016 (the “Master Settlement Agreement”) in connection with the settlement of the litigation known as In Re: Wright Medical Technology, Inc., CONSERVE® Hip Implant Products Liability Litigation, MDL No. 2329 No. 2329 (MDL) and the consolidated proceeding pending in state court in California known as In re: Wright Hip System Cases, Judicial Council Coordination Proceeding No. 4710 (JCCP); provided, that at no time shall such Deposit Account contain funds in excess of those required to be contributed therein in accordance with the Master Settlement Agreement.
Section 1.2Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Credit Party and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Original Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein and (ii) to the extent that any change in GAAP after the Original Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Original Closing Date being classified as a Capital Lease under as revised GAAP (whether such lease is entered into before or after the Closing Date), such change in classification of leases from operating leases to Capital Leases shall be ignored for purposes of this Agreement, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
Section 1.3Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in Dollars and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. Unless otherwise specified herein, all references herein to times of day shall be references to Eastern Time (daylight or standard time, as applicable).
Section 1.4Time is of the Essence. Time is of the essence in Borrowers’ and each other Credit Party’s performance under this Agreement and all other Financing Documents.
ACTICLE 2 - LOANS
Section 2.1Loans.
(a)Term Loans.
(i)Term Loan Amounts.
(A)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Term Lender with a Term Loan Tranche 1 Commitment severally hereby agrees to make to Borrowers a term loan on the Closing Date in an original aggregate principal amount equal to the Term Loan Tranche 1 Commitment Amount of such Term Lender (the “Term Loan Tranche 1”). Each such Term Lender’s obligation to fund the Term Loan Tranche 1 shall be limited to such Term Lender’s Term Loan Tranche 1 Commitment Amount, and no Term Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Term Lender, but not so funded.
(B)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Term Lender with a Term Loan Tranche 2 Commitment severally hereby agrees to make to Borrowers a term loan on a Business Day occurring on or after the Closing Date and prior to the Term Loan Tranche 2 Commitment Termination Date (the “Term Loan Tranche 2 Funding Date”) in an original aggregate principal amount equal to (but not less than) the Term Loan Tranche 2 Commitment Amount of such Term Lender (the “Term Loan Tranche 2”). Each such Term Lender’s obligation to fund the Term Loan Tranche 2 shall be limited to such Term Lender’s Term Loan Tranche 2 Commitment Amount, and no Term Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Term Lender, but not so funded. Unless previously terminated, upon the Term Loan Tranche 2 Commitment Termination Date, the Term Loan Tranche 2 Commitment shall thereupon automatically be terminated and the Term Loan Tranche 2 Commitment Amount of each Term Lender as of such date shall be Zero Dollars ($0).
(ii)No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. Each of the Term Loan Tranche 1 and Term Loan Tranche 2 may be funded in one advance in an aggregate amount not to exceed the Term Loan Tranche 1 Commitment Amount and the Term Loan Tranche 2 Commitment Amount, as applicable. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Term Loan advance, such Notice of Borrowing to be delivered, (i) in the case of a Term Loan Tranche 1 borrowing, on the Closing Date or (ii) in the case of a Term Loan Tranche 2 borrowing, no later than 1:00 p.m. (Eastern time) fifteen (15) Business Days (or such shorter period as may be agreed by Agent and the Term Lenders with a Term Loan Tranche 2 Commitment) prior to such proposed borrowing.
(iii)Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.
(A)There shall become due and payable, and Borrowers shall repay the principal amount of the Term Loans as set forth on Schedule 2.1 attached hereto. Notwithstanding the payment schedule set forth on Schedule 2.1, the outstanding principal amount of the Term Loan shall become immediately due and payable in full on the Termination Date.
(B)There shall become due and payable, and Borrowers shall prepay the Term Loan in the following amounts and at the following times:
(i)Unless Agent shall otherwise consent in writing, within five (5) Business Days after any Credit Party (or Agent as loss payee or assignee) receives any Net Cash Proceeds from Casualty Events in excess of $10,000,000 in any Fiscal Year, an amount equal to one hundred percent (100%) of such Net Cash Proceeds, or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;
(ii)an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Term Loans by any Term Lender as provided for in Section 2.7;
(iii)unless Agent shall otherwise consent in writing, within five (5) Business Days after receipt by any Credit Party of Net Cash Proceeds in excess of $10,000,000 in any Fiscal Year from any Asset Disposition (excluding Permitted Asset Dispositions made pursuant to clauses (a) through (m) of the definition thereof), an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition, or such lesser portion as Agent shall elect to apply to the Obligations; and
(iv)upon the termination of all Revolving Loan Commitments and the payment of the then existing aggregate outstanding principal amount of the Revolving Loans, the aggregate outstanding Obligations.
Notwithstanding the foregoing and so long as no Event of Default or Default then exists, (a) any such Net Cash Proceeds (or portion thereof) received by a Credit Party may be reinvested by any Credit Party within three hundred sixty five (365) days from the receipt of such Net Cash Proceeds (or within five hundred forty five (545) days from the receipt if such Person enters a legally binding commitment to reinvest such proceeds within three hundred sixty five (365) days from the receipt) to replace or repair any assets in respect of which such proceeds were paid or to purchase equipment and other assets useful to the business and to make Permitted Acquisitions, so long as such proceeds are deposited into a Deposit Account that is subject to a Deposit Account Control Agreement promptly upon receipt by such Person and (b) to the extent so reinvested (or committed for reinvestment)

in accordance with clause (a), such amounts subject to reinvestment (or committed for reinvestment) shall be excluded in the determination of Net Cash Proceeds for purposes of clause (B)(i) and (B)(iii) above.
(C)Borrowers may from time to time, with at least three (3) Business Days prior delivery to Agent of an appropriately completed Payment Notification, prepay the Term Loan in whole or in part; provided, however, that each such partial prepayment shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000 and shall be accompanied by any prepayment fees required hereunder; provided, further, that a Payment Notification in connection with any optional prepayment made pursuant to and in accordance with this Section 2.1(a)(iii)(C) of the Term Loan in whole may state that such Payment Notification is conditioned upon the consummation of any refinancing or other transaction, the consummation of which is intended to finance the repayment in full of the Term Loan hereunder.
(iv)All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loans shall be applied by Agent to the Obligations pro rata in accordance with the principal amount of the Term Loans held by each Term Lender, and shall be applied to the amortization payments of such Term Loans (a) in the case of a mandatory prepayment made pursuant to Section 2.1(a)(iii)(B), pro rata to the remaining outstanding principal amount of such amortization payments and (b) in the case of an optional prepayment made pursuant to Section 2.1(a)(iii)(C), in direct order of maturity or as otherwise directed by the Borrowers. Notwithstanding anything to the contrary contained in the foregoing, in the event that there have been multiple advances under the Term Loan each of which such advances has a separate amortization schedule of principal payments under Schedule 2.1 attached hereto, each prepayment of the Term Loan shall be applied by Agent to reduce and prepay the principal balance pro rata between the multiple advances.
(v)LIBOR Rate.
(A)Except as provided in subsection (C) below, Term Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.
(B)The LIBOR Rate may be adjusted by Agent by notice to the Borrower Representative with respect to any Term Lender on a prospective basis to take into account any additional or increased costs to such Term Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Term Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Term Lender and, along with a certificate from such Term Lender setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment. Upon receipt of such notice, the applicable Borrower may, by notice to such affected Term

Lender, repay the Term Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.
(C)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Closing Date, in the reasonable opinion of any Term Lender, make it unlawful or impractical for such Term Lender to fund or maintain Term Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Term Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Term Lender and (I) in the case of any outstanding Term Loans of such Term Lender bearing interest based upon the LIBOR Rate, the date specified in such Term Lender’s notice shall be deemed to be the last day of the Interest Period of such portion of the Term Loan, and interest upon such Term Lender’s Term Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II) such Term Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Term Lender determines that it would no longer be unlawful or impractical to maintain such Term Loans at the LIBOR Rate.
(vi)Anything to the contrary contained herein notwithstanding, neither Agent nor any Term Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.
(b)Revolving Loans.
(i)Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Revolving Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Revolving Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Revolving Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s Permitted Discretion, such reserves are necessary. Immediately prior to the effectiveness of this Agreement, the outstanding principal balance of the Revolving Loans (as defined in the Original Credit Agreement) under the Original Credit Agreement is $55,000,000, which amount shall be deemed to have been, and hereby is, converted into Revolving Loans hereunder in like principal amount without constituting a novation and shall be treated for all purposes hereunder as borrowed on the Closing Date. Each Borrower hereby (x) represents, warrants, agrees, covenants and affirms that it has no defense, set off, claim or counterclaim against Agent and the Revolving Lenders with regard to its Obligations in respect of such Revolving Loans and

(y) reaffirms its obligation to repay such Revolving Loans in accordance with the terms and provisions of this Agreement.
(ii)Mandatory Revolving Loan Repayments and Prepayments.
(A)The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.
(B)If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit (an “Overadvance”), then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans, in an aggregate amount equal to such excess; provided, that, if such Overadvance is the sole and direct result of the establishment of a reserve against the Borrowing Base by Agent in accordance with Section 2.1(b)(i) or otherwise in accordance with the definition of Borrowing Base, Eligible Domestic Accounts, Eligible Foreign Accounts, Eligible Equipment, Eligible Inventory or Eligible Surgical Instrumentation, and is not related to any other event, condition or other matter other than the establishment of such reserve, then such Overadvance shall be payable by Borrowers within five (5) Business Days from the date on which such Overadvance first arises.
(C)Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Third Party Accounts or other Collateral that is part of the Borrowing Base, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.
(iii)Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part without any corresponding reduction in the Revolving Loan Commitment; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000. For the avoidance of doubt, nothing in this clause shall permit termination of the Revolving Loan Commitment by Borrowers other than in accordance with Section 2.12(b).
(iv)LIBOR Rate.
(A)Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.
(B)The LIBOR Rate may be adjusted by Agent by notice to the Borrower Representative with respect to any Revolving Lender on a prospective basis to take into account any additional or increased costs to such Revolving Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Revolving Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Revolving Lender and, along with a certificate from such Revolving Lender setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment. Upon receipt of such notice, the applicable Borrower may, by notice to such affected Revolving Lender, repay the Revolving Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.
(C)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Closing Date, in the reasonable opinion of any Revolving Lender, make it unlawful or impractical for such Revolving Lender to fund or maintain Revolving Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Revolving Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Revolving Lender and (I) in the case of any outstanding Revolving Loans of such Revolving Lender bearing interest based upon the LIBOR Rate, the date specified in such Revolving Lender’s notice shall be deemed to be the last day of the Interest Period of such Revolving Loans, and interest upon such Revolving Lender’s Revolving Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II)  such Revolving Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Revolving Lender determines that it would no longer be unlawful or impractical to maintain such Revolving Loans at the LIBOR Rate.
(D)Anything to the contrary contained herein notwithstanding, neither Agent nor any Revolving Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.
(c)Additional Tranches. After the Closing Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Revolving Lenders in their sole discretion, the Revolving Loan Commitment may be increased upon the written request of Borrower Representative (which such request shall state the aggregate amount of the Additional Tranche requested and shall be made at least forty-five (45) days prior to the proposed effective date of such Additional Tranche) to Agent to activate an Additional Tranche; provided, however, that Agent and Revolving Lenders shall have no obligation to consent to any requested activation of an Additional Tranche and the written consent of Agent and all Revolving Lenders shall be required in order to activate an Additional Tranche. Upon activating an Additional Tranche, each Revolving Lender’s Revolving Loan Commitment shall increase by a proportionate amount so as to maintain the same Pro Rata Share of the Revolving Loan Commitment and the Revolving Loans as such Revolving Lender held immediately prior to such activation. In the event Agent and all Revolving Lenders do not consent to the activation of a requested Additional Tranche within forty-five (45) days after receiving a written request from Borrower Representative, then the Revolving Loan Commitment shall not be increased and, within the next ninety (90) days, Borrowers may terminate this Agreement upon written notice to Agent and, if the Borrowing Base on the date of such request would have supported such increased Revolving Loan Commitment, upon repayment in full of all Obligations, no fee shall be due pursuant to Section 2.2(g) in connection with such termination.

Section 2.2Interest, Interest Calculations and Certain Fees.
(a)Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin; provided, that Loans made under the Original Credit Agreement and deemed, pursuant to Section 2.1(b)(i), to be Revolving Loans borrowed under this Agreement on the Closing Date shall continue to bear interest at the sum of the LIBOR Rate plus the Applicable Margin starting on and after the Closing Date. Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a five (5) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Revolving Lenders. The Borrowers hereby agree that all accrued and unpaid interest due and owing to the Lenders (as defined in the Original Credit Agreement) as of the Closing Date shall be paid in cash by the Borrowers to the Agent, for the benefit of such Lenders, on the first (1st) day of the first calendar month following the Closing Date.
(b)Unused Line Fee. From and following the Original Closing Date, Borrowers shall pay Agent, for the benefit of all Revolving Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) 0.50% per annum. The unused line fee shall be paid monthly in arrears on the first day of each month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.
(c)Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in any Fee Letter.
(d)Minimum Balance Fee. On the first day of each month, commencing on January 1, 2017, the Borrowers agree to pay to Agent, for the ratable benefit of all Revolving Lenders, the sum of the Minimum Balance Fees due for the prior month. The Minimum Balance Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.
(e)Collateral Management Fee. From and following the Original Closing Date, Borrowers shall pay Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to the product obtained by multiplying (i) the average end-of-day principal balance of Revolving Loan Outstandings during the immediately preceding month by (ii) one tenth of one percent (0.10%) per month. For purposes of calculating the average end-of-day principal balance of Revolving Loans, all funds paid into the Payment Account (or which were required to be paid into the Payment Account hereunder) or otherwise received by Agent for the account of Borrowers shall be subject to a five (5) Business Day clearance period. The collateral management fee shall be payable monthly in arrears on the first day of each calendar month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.
(f)Origination Fee. Contemporaneous with Borrowers’ execution of the Original Credit Agreement, Borrowers paid to Agent, for the benefit of all Revolving Lenders committed to make Revolving Loans on the Original Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment, multiplied by (ii) one percent (1.00%). All fees payable pursuant to this paragraph were due and payable and non-refundable as of the Original Closing

Date, and Agent and such Revolving Lenders party to the Original Credit Agreement acknowledge receipt of such fees.
(g)Deferred Revolving Loan Origination Fee. If Revolving Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate or are permanently reduced for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Maturity Date, Borrowers shall pay to Agent on the date of such reduction, for the benefit of all Revolving Lenders committed to make Revolving Loans on the Original Closing Date, a fee as compensation for the costs of such Revolving Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount: three percent (3%) for the first year following the Original Closing Date, two percent (2%) for the second year following the Original Closing Date, and three quarters of one percent (0.75%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Original Closing Date.
(h)Term Loan Origination Fee. Contemporaneous with the Borrowers’ execution of this Agreement, Borrowers shall pay Agent, for the benefit of all Term Lenders with Term Loan Commitments on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to $800,000. All fees payable pursuant to this paragraph shall be due and payable and non-refundable as of the Closing Date.
(i)Prepayment Fee. If any Term Loan is prepaid at any time, in whole or in part, for any reason (whether by voluntary prepayment by Borrowers or by reason of the acceleration of the Term Loan, or otherwise), or if the Term Loan shall become accelerated and due and payable in full prior to the scheduled maturity date thereof, Borrowers shall pay to Agent, for the benefit of all Term Lenders, as compensation for the costs of such Term Lenders making funds available to Borrowers under this Agreement, a prepayment fee (the “Prepayment Fee”) calculated in accordance with this subsection. The Prepayment Fee shall be equal to an amount determined by multiplying the amount of the Term Loan being prepaid (or required to be prepaid, if such amount is greater) by one percent (1.00%). The Prepayment Fee shall not apply to or be assessed upon any prepayment made by Borrowers if such payments were required by Agent to be made pursuant to Section 2.1(a)(iii)(B) subpart (i) (relating to casualty proceeds), or subpart (ii) (relating to payments exceeding the Maximum Lawful Rate). All fees payable pursuant to this paragraph shall be non-refundable once paid.
(j)[Reserved].
(k)Audit Fees. Subject to Section 4.6, Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers.
(l)Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).
(m)[Reserved].

(n)Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
(o)Automated Clearing House Payments. If Agent (or its designated servicer) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.
Section 2.3Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount or Term Loan Commitment Amount, as applicable.
Section 2.4[Reserved].
Section 2.5[Reserved].
Section 2.6General Provisions Regarding Payment; Loan Account.
(a)All payments to be made by each Credit Party under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.
(b)Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies

Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
Section 2.7Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.8Taxes; Capital Adequacy.
(a)All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (1) taxes imposed on or measured by Agent’s or any Lender’s net income (however denominated), branch profits taxes, and franchise taxes, in each case (i) imposed as a result of such Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any of the Financing Documents), (2)  in the case of any Lender, any U.S. federal withholding tax that is (or would be) required to be withheld from amounts payable to or for the account of such Lender with respect to any Financing Documents pursuant to the law in effect on the date that such Lender becomes a party to this Agreement or designates a new lending office (except to the extent that, pursuant to this Section 2.8, amounts with respect to such taxes were payable to such Lender immediately before it changed its lending office), (3) any taxes attributable to a Lender’s failure to comply with Section 2.8(c), (4) in the case of any Lender that is not a Foreign Lender, any United States federal backup withholding tax, (5) taxes imposed under FATCA, (6) taxes resulting from the gross negligence, bad faith or willful misconduct of Agent or any such Lender, and (7) any penalties, interest and additions to tax relating to any of the foregoing

(all such excluded items, “Excluded Taxes”; all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by any Credit Party hereunder is required in respect of any Taxes pursuant to any applicable Law (as determined in the good faith discretion of an applicable withholding agent), then Credit Parties will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Credit Parties will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.
(b)If any Credit Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Credit Parties shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.
(c)Each Lender that is not a U.S. person as defined in Section 7701(a)(30) of the Code and (A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Each Lender that is not a Foreign Lender shall deliver to Agent and Borrower on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower or Agent) properly completed and executed originals of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from backup withholding. Each Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower and Agent on or prior to the date any prior form previously provided under this Section 2.8(c) becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.8(c) or from time to time if requested by Borrower or Agent. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States deductions or withholding (or any additions to Tax, penalties or interest with respect thereto) and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph. Without limiting the foregoing, each Lender shall timely provide any documentation reasonably requested by Borrower or Agent sufficient for Borrower and Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with applicable reporting requirements under FATCA.
(d)If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Credit Parties shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.
(e)If any Lender requires compensation under Section 2.8(d), or requires any Credit Party to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(f)If Agent or a Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes for which it has been indemnified or with respect to which any Borrower has paid additional amounts pursuant to Section 2.8(a), it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, under Section 2.8(a) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of Agent or such Lender, agrees to repay to Agent or such Lender the amount paid over to such Borrower in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Agent or Lender be required to pay any amount to the Borrowers pursuant to this paragraph (f) the payment of which would place the Agent or Lender in a less favorable net after-tax position than the Agent or Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require the Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
(g)VAT.
(i)All amounts expressed to be payable under any Financing Document by any party to Agent or any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under any Financing Document and Agent or any Lender is required to account to the relevant tax authority for the VAT, that party must pay to Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that party).
(ii)If VAT is or becomes chargeable on any supply made by Agent or any Lender (the “Supplier”) to any other Lender or Agent (as applicable) (the “Recipient”) under any Financing Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Financing Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(B)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)Where any Financing Document requires any party to reimburse or indemnify Agent, any Lender or any Indemnitee for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that Agent, such Lender or such Indemnitee reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)Any reference in this Section 2.8(g) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time or a reference to a comparable concept in the relevant legislation of any other jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax.
(v)In relation to any supply made by Agent or any Lender to any party under any Financing Document, if reasonably requested by Agent or such Lender, that party must promptly provide Agent or such Lender (as applicable) with details of that party’s VAT registration and such other information as is reasonably requested in connection with Agent’s or such Lender’s VAT reporting requirements in relation to such supply.
Section 2.9Appointment of Borrower Representative.
(a)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, Payment Notifications and Borrowing Base Certificates, give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
(b)Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.
(c)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.
(d)Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.
(e)No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” shall mean such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.
Section 2.10Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.
(a)Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.
(b)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
(c)Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.
(d)Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
(e)Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.
Section 2.11Collections and Lockbox Account.
(a)Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Agent (the “Lockbox Bank”), and, subject to the provisions of this Agreement, shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may reasonably require. Borrowers shall ensure that all collections of Third Party Accounts are paid directly by the applicable Third Party Account Debtor (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account. All funds deposited into a Lockbox Account shall be transferred into the Payment Account (or, prior to the time of the initial borrowing of the Revolving Loans, such Deposit Account of Borrower, as Agent may direct in its sole discretion) by the close of each Business Day.
(b)[Reserved].
(c)Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable and documented attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence, bad faith or willful misconduct.
(d)Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section 2.11 to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. If as the result of collections of Third Party Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.
(e)To the extent that any collections of Third Party Accounts or proceeds of other Collateral included in the Borrowing Base are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers. If any funds received by any Borrower are commingled with other funds of the Borrowers, or are required to be deposited to a Lockbox or Lockbox Account and are not so deposited within five (5) Business Days, then Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, a compliance fee equal to $500 for each day that any such conditions exist.
(f)Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Third Party Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Third Party Accounts or proceeds of other Collateral included in the Borrowing Base in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.
(g)Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Third Party Accounts or other Collateral included in the Borrowing Base. Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than fifteen percent (15%) of the collections of Third Party Accounts received by Borrowers during any given fifteen (15) day period is not applied in conformance with the requirements of this Section 2.11 within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amounts are so applied, as the case may be. In addition, if any such amount cannot be applied in conformance with the requirements of this Section 2.11, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to effect such requirements.
(h)If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral included in the Borrowing Base to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Third Party Account Debtor to pay proceeds of the Collateral that is included in the Borrowing Base to Borrowers by directing payment to the Lockbox Account.
Section 2.12Termination; Restriction on Termination.
(a)Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.
(b)Termination by Borrowers. Upon at least thirty (30) days’ (or such shorter period as the Agent, in its reasonable discretion, shall agree) prior written notice and pursuant to payoff documentation in form and substance reasonably satisfactory to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.2 and the terms of the Fee Letter. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement may be terminated singly. The Revolving Loan may not be terminated without also terminating the Term Loan.
(c)Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of the Credit Parties contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations (other than with respect to contingent indemnification obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2(g) and the terms of the Fee Letter resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from the Credit Parties or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement reasonably satisfactory to Agent, executed by the Credit Parties and by any Person whose loans or other advances to the Credit Parties are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.
(d)Partial Collateral Release. In respect of Collateral that is disposed of in a manner permitted hereunder, the security interest in such Collateral (but not in respect of Collateral not so disposed of) shall be automatically terminated upon such disposition without any further action by any party.
(e)Actions by Agent. Without limiting the foregoing clauses (a)-(d), Agent will, at the sole expense of Borrowers, take such actions as may be reasonably requested by Borrower Representative to evidence any of the foregoing releases set forth in clauses (c) and (d) above (including duly assigning, transferring and delivering to or at the direction of Borrower Representative (without recourse and without any representation or warranty) such of the Collateral as may then be in the possession of Agent, together with any monies at the time held by Agent hereunder, and executing and delivering to Borrower Representative a proper instrument or instruments, as reasonably requested, acknowledging the satisfaction and termination of this Agreement (in the case of clause (c) above) and the release of Liens hereunder and under the other Financing Documents).
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Credit Party hereby represents and warrants to Agent and each Lender that:
Section 3.1Existence and Power. Each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
Section 3.2Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority, except for the filings necessary to perfect the Liens created by the Financing Documents and any necessary filings with the SEC, and (d) do not violate, conflict with or cause a breach or a default under (i)  any of the Organizational Documents of any Credit Party, or (ii) any Law applicable to any Credit Party or any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (ii), reasonably be expected to have a Material Adverse Effect.
Section 3.3Binding Effect. Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such

Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
Section 3.4Capitalization. The authorized equity securities of each of the Credit Parties (other than Parent) as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties (other than Parent) are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Parent) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Parent) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party (other than Parent), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than Parent) of any equity securities of any such entity.
Section 3.5Financial Information.
(a)Parent has heretofore furnished to the Agent the consolidated balance sheet and statements of income and cash flows of Parent as of and for the Fiscal Year ended December 31, 2017, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)Since December 29, 2015, a Material Adverse Effect has not occurred.
Section 3.6Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation, material actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened in writing against or affecting any Credit Party, except with respect to any matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.7Ownership of Property. Each Credit Party and each of its Subsidiaries is the lawful owner of, has good and marketable title to, subject to Permitted Liens, and is in lawful possession of, or has valid leasehold interests in, all properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes.
Section 3.8No Default. No Event of Default, or to such Credit Party’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.
Section 3.9Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened in writing against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
Section 3.10Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.
Section 3.11Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
Section 3.12Compliance With Laws; Anti-Terrorism Laws.
(a)Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
(b)None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates nor any direct or indirect parent of a joint venture (i) is in violation of any Anti-Terrorism Law applicable to such Credit Party, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law applicable to such Credit Party, (iii) is a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or any direct or indirect parent of a joint venture, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar applicable executive order or other applicable Anti-Terrorism Law.
Section 3.13Taxes. All material federal, state, foreign and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all material Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid. Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid. All material federal and state Tax returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the material amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made. For purposes of this Section 3.13, any federal, state, local or foreign tax, assessment, deposit or contribution, and any return with respect thereto, shall not be considered “material” if it is equal to or less than $2,000,000 in the aggregate for all taxes.
Section 3.14Compliance with ERISA.
(a)Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. Except as could not reasonably be expected to have a Material Adverse Effect, no Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.
(b)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any ERISA Plan, and (ii) no contribution failure has occurred with respect to any ERISA Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any ERISA Plan which could reasonably be expected to result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any ERISA Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the Multiemployer Plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such Multiemployer Plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such Multiemployer Plan, and to any Credit Party’s knowledge no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such Multiemployer Plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such Multiemployer Plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such Multiemployer Plan is or may be terminated, or that any such Multiemployer Plan is or may become insolvent.
Section 3.15Consummation of Operative Documents; Brokers. Except for fees payable to Agent and/or Lenders or as set forth on Schedule 3.15, as of the Closing Date, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16[Reserved].
Section 3.17Material Contracts. Except for the Operative Documents, the Cash Convertible Note Documents, and the agreements set forth on Schedule 3.17, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.18Compliance with Environmental Requirements; No Hazardous Materials.
(a)Except in each case as set forth on Schedule 3.18(a), no Credit Party has received any notice, notification, demand, request for information, citation, summons, complaint or order, no complaint has been filed and served on any Credit Party, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required under Environmental Law in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, in any case that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)Except in each case as set forth on Schedule 3.18(b), (i) no property now owned or leased by any Credit Party is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list and (ii) except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) no property currently or previously owned or leased by any Credit Party or any predecessor to any Credit Party and (B) no property to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.
(c)For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.
Section 3.19Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements, exclusive out-bound license or sublicense agreements, or other rights of any Credit Party to use any Material Intangible Asset (but excluding in-bound licenses of over-the-counter software that is commercially available to the public), as of April 1, 2018 and, as updated pursuant to Section 4.15, is set forth on Schedule 3.19. Schedule 3.19 shall be prepared by Credit Parties in the form provided by Agent and contain all information required in such form. Except for Permitted Licenses, each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such Registered

Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens other than Permitted Liens and Permitted Licenses.
Section 3.20Solvency. After giving effect to the Loan advances and the liabilities and obligations of each Borrower under the Operative Documents, each Borrower (after giving effect to all rights of such Borrower arising by virtue of Section 2.10(b) and any other rights of contribution or similar rights of such Borrower) is Solvent and the Credit Parties (taken as a whole) are Solvent.
Section 3.21Full Disclosure. None of the written information (financial or otherwise) (other than projections, other forward-looking information and industry information) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Credit Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s reasonable best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of the business conditions at the time such projections were made; provided, however, that (i) projections as to future events are not to be viewed as facts, (ii) Credit Parties can give no assurance that such projections will be attained and (iii) the Agent and Lenders are hereby notified that the differences between projected results and actual results may be material.
Section 3.22[Reserved].
Section 3.23Subsidiaries. Credit Parties do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments. All Subsidiaries constituting “Excluded Subsidiaries” on the Closing Date are set forth on Schedule 1.1.
Section 3.24[Reserved].
Section 3.25Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date (except for Schedule 3.19, which is true, accurate and complete in all material respects as of April 1, 2018), the date of delivery of the last Compliance Certificate delivered following the end of a Fiscal Quarter and any other subsequent date in which any Credit Party is required to update such Schedules in accordance with the terms of the Financing Documents. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which any Credit Party is requested to update such certificate.
Section 3.26FCPA and Anti-Corruption Law. For the immediately preceding three (3) year period, neither the Credit Parties nor any of their respective Subsidiaries nor, to the knowledge of any Responsible Officer of any Credit Party, any director, officer, agent, employee or other Person acting in such capacity on behalf of any Credit Party or any of their respective Subsidiaries, has taken any action, directly or knowingly indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Bribery Act 2010 (together with the FCPA, the “Anti-Corruption Laws”), in each case, in any material respect.  No part of the proceeds of the Loans shall be used, directly or knowingly indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws. Each Credit Party has otherwise conducted its businesses in compliance with applicable anti-corruption laws, in all material respects, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
ARTICLE 4 - AFFIRMATIVE COVENANTS
Each Credit Party agrees that, so long as any Credit Exposure exists:
Section 4.1Financial Statements and Other Reports. Each Credit Party will deliver to Agent: (a)  no later than thirty (30) days after the last day of each of the first two fiscal months of each Fiscal Quarter, a company-prepared consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month, covering Parent’s and its Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP (other than for absence of footnotes and year-end adjustments), consistently applied, certified by a Responsible Officer; (b) no later than forty-five (45) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year (or any later date by which under applicable SEC rules Parent is required to file its Quarterly Report on Form 10-Q), a company prepared consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of such Fiscal Quarter covering Parent’s and its Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP (other than for absence of footnotes and year-end adjustments), consistently applied, certified by a Responsible Officer; (c) no later than ninety (90) days after the last day of any Fiscal Year (or any later date by which under applicable SEC rules Parent is required to file its Annual Report on form 10-K), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion to the effect that such consolidated financial statements present fairly in all material respects the financial condition and operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than in the final year of maturity hereof, with respect to the pending maturity of this facility) from Credit Parties’ independent certified public accounting firm as of the Original Closing Date or another independent certified public accounting firm acceptable to Agent in its reasonable discretion; (d) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Parent’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Credit Parties with any stock exchange on which any securities of any Credit Party are traded and/or the SEC; (e) within ninety (90) days after the start of each Fiscal Year, a copy of the plan and forecast (including a projected consolidated balance sheet and related operating metrics and cash adjustments) of Parent for each Fiscal Quarter of the upcoming Fiscal Year; and (f) within ten (10) Business Days of any reasonable request therefor, such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Credit Parties, their business and the Collateral as Agent may from time to time reasonably request (unless the disclosure of such information would require the forfeiture by such Credit Party or Subsidiary of attorney client privilege with respect to such document; provided, however, that such Credit Party or Subsidiary shall take all actions reasonably requested by Agent to allow access to such document without otherwise forfeiting such privilege); provided, however, that reporting related to Regulatory Required Permits and/or Regulatory Reporting Events shall be governed by Section 4.17. If Parent publicly files with the SEC reports on Form 10-K or Form 10-Q for the applicable periods or any other periodic reports containing the information required by clause (b), (c) and (d) above, Credit Parties may satisfy such requirements by such filing. Concurrently with any delivery of financial statements under clauses (a), (b) and (c) above, Parent shall deliver, in accordance with Section 6.6, a duly completed Compliance Certificate signed by a Responsible Officer. Credit Parties will, 20 days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate, together with such other information as required pursuant to Section 6.6, signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date) and a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.
Section 4.2Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due (after giving effect to any applicable grace periods), all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any material portion of the Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a) and unless subject to a Permitted Contest, will pay all amounts due and owing in respect of material Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due and payable, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect. For purposes of clause 4.2(b) above, Taxes shall not be considered “material” if they are equal to or less than $2,000,000 in the aggregate for all such Taxes.
Section 4.3Maintenance of Existence. Unless otherwise permitted under Section 5.6(a), each Credit Party will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except, in the case of this clause (b), where a failure to do so could not reasonably be expected to result in a Material Adverse Effect. Unless otherwise permitted under Section 5.6(a), each Credit Party will, and will cause each Subsidiary to (x) remain in good standing in its jurisdiction of incorporation and (y) remain qualified to do business, and in good standing in every jurisdiction where such qualification is required (unless inapplicable in such jurisdiction), except in the case of this clause (y) where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.4Maintenance of Property; Insurance.
(a)Unless otherwise permitted pursuant to Section 5.6(a), each Credit Party will keep, and will cause each Subsidiary to keep, all material tangible property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty events excepted; and make all necessary repairs and/or restore the affected property in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Each Credit Party will maintain (i) property insurance on all real and personal property on an all risks basis (including the perils of flood (if applicable), windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with 180 day extended period of indemnity and indemnity for extra expense, in each case without application of coinsurance, (ii) general liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage, in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (in the reasonable judgment of the Credit Parties). All such insurance shall be provided by insurers having an A.M. Best rating of A-, VII or better.
(c)On or prior to the Closing Date, and at all times thereafter, each Credit Party will cause Agent to be included as (x) an additional insured in the case of each liability policy and (y) lender loss payee (which shall include, as applicable, identification as mortgagee) in the case of each casualty or property insurance policy (except for Workers’ Compensation and Employer’s Liability insurance policies), in each case, required to be maintained pursuant to this Section 4.4 pursuant to endorsements or policy form in form and substance reasonably acceptable to Agent. Credit Parties shall deliver to Agent and the Lenders (i) within thirty (30) days after the Closing Date (unless previously delivered under the Original Credit Agreement), a certificate from Credit Parties’ insurance broker and/or insurance carrier dated such date showing the amount of coverage as of a recent date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and/or additional insureds (as applicable) and all rights of subrogation against all loss payees and/or additional insureds (as applicable), and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee (as applicable) and that no cancellation in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) upon the reasonable request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer (or such longer period as Agent may agree in its reasonable discretion), a copy of any notice of cancellation or nonrenewal in coverage from that existing on the Original Closing Date, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party, and (v) at least five (5) days (or such shorter period as Agent may agree in its reasonable discretion) prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required. Without limiting the foregoing, Credit Parties agree to provide notice to Agent of any material reduction in amount or material change in coverage under their respective insurance policies required to be maintained pursuant to the terms of this Agreement.
(d)In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement within five (5) Business Days of Agent’s written request therefor (unless an Event of Default has occurred and is continuing, in which case no such waiting period shall apply), Agent may purchase insurance at Credit Parties’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.
Section 4.5Compliance with Laws and Material Contracts. Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral which is part of the Borrowing Base.

Section 4.6Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent to visit and inspect any of their respective properties (subject to the terms of the applicable lease), to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that, such rights pursuant to this Section 4.6 may only be exercised during reasonable business hours and, in the absence of a Default or an Event of Default (a) on at least two (2) Business Days advance written notice and (b) not more than twice per calendar year at the Credit Parties’ expense and the aggregate amount Credit Parties shall be required to pay in respect of such audits and inspections in any calendar year shall not exceed $75,000 in aggregate; provided, further that the restrictions set forth in clause (a) and (b) shall not apply during the existence and continuance of any Event of Default. Unless an Event of Default has occurred and is continuing, the Agent shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.
Section 4.7Use of Proceeds. Borrowers shall use the proceeds of Revolving Loans solely (a) to pay transaction fees incurred in connection with the Financing Documents and (b) for general corporate purposes and for the working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use. Borrowers shall use the proceeds of the Term Loans solely for general corporate purposes and for the working capital needs of Borrowers and their Subsidiaries.
Section 4.8Estoppel Certificates. After written request by Agent which, so long as no Event of Default has occurred and is continuing, shall be limited to one (1) such request per Fiscal Year, Credit Parties, within fifteen (15) Business Days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default; provided that Agent shall have provided the Register to Borrower Representative, upon Borrower Representative’s request, prior to any Credit Party being required to furnish such statement to Agent. After written request by Agent, which, so long as no Event of Default has occurred and is continuing, shall be limited to one (1) such request per Fiscal Year, Credit Parties, within fifteen (15) Business Days and at their expense, will furnish Agent with a certificate, signed by a Responsible Officer of Credit Parties, updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such certificate, are true, accurate and complete in all material respects as of the date of such certificate.
Section 4.9Notices of Material Contracts, Litigation and Defaults.
(a)Credit Parties shall provide (i) five (5) Business Days (or such shorter period as reasonably agreed to by Agent) written notice to Agent of a Credit Party (1) executing and delivering any amendment, consent, waiver or other modification to any Material Contract which is materially adverse to the interests of the Agent or the Lenders to such Material Contract or which could reasonably be expected to have a Material Adverse Effect or (2) receiving or delivering any notice of termination or default or similar notice in connection with any Material Contract and (ii) together with delivery of the Compliance Certificate (included as an update to the such any schedule delivered therewith) in respect of the last month of the following Fiscal Quarter, the execution of any new Material Contract and/or any new material amendment, consent, waiver or other modification to any Material Contract not previously disclosed.
(b)Credit Parties will give prompt written notice to Agent (i) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (ii) upon any Credit Party becoming aware of the existence of any Default or Event of Default, (iii) of any strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party, that could reasonably be expected to result in a Material Adverse Effect, (iv) if there is any infringement or written claim of infringement by any other Person with respect to any Material Intangible Asset of any Credit Party that could reasonably be expected to have a Material Adverse Effect and (v) if there is any written claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property rights of others and an adverse resolution of such claim could reasonably be expected to have a Material Adverse Effect. Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section and all material litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party as of the Closing Date.
(c)Credit Parties shall provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above. From the Closing Date and continuing through the termination of this Agreement, Credit Parties shall use their best efforts to make available to Agent and each Lender, without expense to Agent or any Lender, in a commercially reasonable manner and in light of other obligations of such persons, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to a Credit Party.
Section 4.10Hazardous Materials; Remediation. If any release or disposal of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect shall occur or shall have occurred on any real property owned or leased by Borrower or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets to the extent such actions are required of Borrower or any Credit Party under applicable Environmental Laws or necessary to preserve the value of such real property other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply, in all material respects, with each Environmental Law to the extent such Environmental Law requires Borrower or any Credit Party to perform actions at any real property in response to the release or threatened release of a Hazardous Material except as could not reasonably be expected to have a Material Adverse Effect.

Section 4.11Further Assurances.
(a)Each Credit Party will, and will cause each Subsidiary (other than any such Subsidiary that is an Excluded Subsidiary), at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the Closing Date), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Parent (other than Excluded Subsidiaries) to be jointly and severally obligated with the other Credit Parties under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.
(b)Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record and which contains customary indemnifications in favor of Borrowers, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.
(c)Without limiting (i) clauses (l), (m) or (n) in the definition of Eligible Inventory, (ii) clauses (j), (k) or (l) in the definition of Eligible Surgical Instrumentation or (iii) clause (a)(i) in the definition of Eligible Equipment:
(i)at all times when the average end-of-day principal balance of Revolving Loans exceeds $85,000,000 for any thirty (30) day period, Credit Parties shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base to the extent that the aggregate daily average value of all Collateral held at such location exceeds $15,000,000 during any thirty (30) day period (an “Access Agreement Location”); provided, that if Borrowers are unable to obtain such an agreement for any Access Agreement Location within sixty (60) days following the end of the applicable 30-day period, it shall not result in an Event of Default hereunder, rather, such Collateral shall not constitute Eligible Inventory or Eligible Surgical Instrumentation, as applicable, for purposes of calculating the Borrowing Base to the extent provided for in clause (n) of the definition of Eligible Inventory or clause (l) of the definition of Eligible Surgical Instrumentation;
(ii)Credit Parties shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where the books and records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located (unless such books and records are also located at another business location that is subject to landlord’s or mortgagee agreement in favor of Agent), which agreement or letter, in each case of clauses (i) and (ii), shall be reasonably satisfactory in form and substance to Agent; and
(iii)Credit Parties shall timely and fully pay and perform its obligations under the Arlington Real Property Lease, the Arlington Personal Property Leases and all other leases and other agreements with respect to each leased location where any Collateral with an aggregate value in excess of $5,000,000, or any records related thereto, is or may be located unless a failure to perform would not give a third party who is a party to such lease a right to terminate such lease or agreement prior to the expiration thereof.
(d)Credit Parties shall provide Agent with at least five (5) Business Days (or such shorter period as Agent may accept in its sole discretion) prior written notice of its intention to create (or to the extent permitted under this Agreement, acquire) a new Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia. Promptly upon the formation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary (but in any event within ten (10) Business Days), Credit Parties shall (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all (with respect to a domestic Subsidiary that is not an Excluded Domestic Holdco) or 65% (with respect to a Foreign Subsidiary of a United States or an Excluded Domestic Holdco) of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Credit Party, along with undated stock or equivalent powers for such certificates, if any, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than an Excluded Subsidiary) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to Permitted Liens) on all Material Real Property and personal property (in the case of the perfection of the Liens granted, subject to the Excluded Perfection Assets) of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens (subject to Permitted Liens) are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than an Excluded Subsidiary) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance reasonably satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance reasonably satisfactory to Agent; and (iv) cause the new Subsidiary (other than an Excluded Subsidiary) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorizing the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent (clauses (i) through (iv), collectively, the “Joinder Requirements”).
Section 4.12[Reserved].
Section 4.13Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Credit Party (without requiring any of them to act as such) with full power of substitution to do the following during the continuance of an Event of Default: (a) endorse the name of such Credit Party upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Credit Party and constitute collections on such Credit Party’s Accounts; (b) perform the same and such Credit Party has failed to take such action, execute in the name of such Credit Party any schedules, assignments, instruments, documents, and statements that the Credit Parties are obligated to give Agent under this Agreement; (c)  take any action the Credit Parties are required to take under this Agreement; (d)  do such other and further acts and deeds in the name of such Credit Party that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e)  do such other and further acts and deeds in the name of the Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.
Section 4.14Borrowing Base Collateral Administration.
(a)All data and other information relating to Accounts and other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.
(b)Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor and was not provided such written notice under the Original Credit Agreement, or becomes an Account Debtor at any time following the Closing Date that directs each Third Party Account Debtor to make payments in respect of Third Party Accounts into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices (or sixty (60) days after the Person becomes an Account Debtor in respect of any Eligible Account), to send any and all similar notices to such Person. Agent reserves the right to notify Account Debtors during the continuance of an Event of Default that Agent has been granted a Lien upon all Accounts.
(c)Borrowers will conduct a physical count of the Inventory at least once per year (or more frequently as Agent may reasonably request during the continuance of any Event of Default), and Borrowers shall provide to Agent a written accounting of such physical count in form and substance reasonably satisfactory to Agent. Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition; provided, that with respect to Inventory located at the Arlington Road Premises and at the premises located at 10801 Nesbitt Avenue South, Bloomington, MN, Borrowers may conduct a cycle count of Inventory, consistent with Borrowers’ past practices with respect to Inventory located at such premises.
(d)In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Collateral; provided, however, that, so long as no Event of Default has occurred and is continuing, Borrowers shall not be required deliver more than one (1) appraisal report to Agent per Fiscal Year and, so long as the Revolving Loan Outstandings have not exceeded $50,000,000 at any time during such Fiscal Year, the aggregate amount Credit Parties shall be required to pay in respect of such appraisal in any Fiscal Year shall not exceed $50,000 in the aggregate.
Section 4.15Schedule Updates. Credit Parties shall, in the event of any information in the Schedules becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next Compliance Certificate required to be delivered after the end of a Fiscal Quarter under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information; provided, however, with respect to any proposed updates to the Schedules involving Permitted Liens, Permitted Debt or Permitted Investments, Agent will replace the respective Schedule attached hereto with such proposed update only if such updated information is consistent with the definitions of and limitations herein pertaining to Permitted Liens, Permitted Debt or Permitted Investments.

Section 4.16Intellectual Property and Licensing.
(a)Together with each Compliance Certificate required to be delivered pursuant to Section 4.1 after the end of a Fiscal Quarter to the extent (A) any Credit Party acquires and/or develops any new Registered Intellectual Property, (B) any Credit Party enters into or becomes bound by any additional in-bound license or sublicense agreement, any additional exclusive out-bound license or sublicense agreement or other agreement with respect to rights in Intellectual Property constituting a Material Intangible Asset (other than over-the-counter software that is commercially available to the public), or (C) there occurs any other change in Borrower’s Registered Intellectual Property, in-bound licenses or sublicenses or exclusive out-bound licenses or sublicenses from that listed on Schedule 3.19 that could reasonably be expected to result in a Material Adverse Effect, deliver to Agent an updated Schedule 3.19 reflecting such updated information.
(b)Credit Parties shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets. Credit Parties shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Credit Parties shall at all times conduct their business without infringement of any Intellectual Property rights of others, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Credit Parties shall (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets; (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets, or of a claim of infringement by a Credit Party on the Intellectual Property rights of others which could reasonably be expected to result in a Material Adverse Effect; and (iii) not allow any of Credit Parties’ Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable except to the extent constituting a Permitted Asset Disposition.
Section 4.17Regulatory Reporting and Covenants.
(a)Credit Parties shall notify Agent and each Lender promptly (and in any event within five (5) Business Days) of receiving, becoming aware of or determining that (each, a “Regulatory Reporting Event” and collectively, the “Regulatory Reporting Events”): (i) any Governmental Authority, specifically including the FDA, is conducting or has conducted (A) if applicable, any investigation of Credit Party’s or its Subsidiaries’ manufacturing facilities and processes for any Product, which investigation has resulted in allegations by the Governmental Authority of material deficiencies or material violations of Laws and/or the Regulatory Required Permits or (B) an investigation or review of any Regulatory Required Permit (other than routine reviews in the Ordinary Course of Business associated with the renewal of a Regulatory Required Permit and which could not reasonably be expected to result in a Material Adverse Effect), (ii) development, testing, and/or manufacturing of any Product or provision of any service that is material to the business of Credit Parties or their Subsidiaries (taken as a whole) should cease, (iii) if a Product that is material to the business of the Credit Parties or their Subsidiaries (taken as a whole) has been approved for marketing and sale, any marketing or sales of such Product should cease or such Product should be withdrawn from the marketplace, (iv) any Regulatory Required Permit that is material to the business of Credit Parties or their Subsidiaries has been revoked or withdrawn, (v) adverse clinical test results with respect to any Product which have or could reasonably be expected to result in a Material Adverse Effect, (vi) any Recalls of Products from any market (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a Recall initiated by another Person), which have or could reasonably be expected to result in a Material Adverse Effect or (vii) any significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured in accordance with all specifications thereof and the required payments to be made to Credit Parties therefor in any month shall decrease significantly with respect to the quantities of such Product and payments produced in the prior month, in each case, which could reasonably be expected to result in a Material Adverse Effect. Credit Parties shall provide to Agent or any Lender such further information (including copies of such documentation) as Agent or any Lender may reasonably request with respect to any such Regulatory Reporting Event.
(b)Each Credit Party shall obtain all Regulatory Required Permits necessary for compliance in all material respects with Laws with respect to testing, manufacturing, developing, selling or marketing of Products and shall maintain and comply materially with all such Regulatory Required Permits, the noncompliance with which could have a Material Adverse Effect.
Section 4.18Anti-Corruption Laws.
(a)No Credit Party shall (and each Credit Party shall ensure that no Subsidiary of such Credit Party will) directly or knowingly indirectly use the proceeds of the Loans for any purpose which would breach the Anti-Corruption Laws.
(b)Each Credit Party shall (and each Credit Party shall ensure that each Subsidiary of such Credit Party will):
(i)conduct its businesses in compliance, in all material respects, with the Anti-Corruption Laws; and
(ii)maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.
ARTICLE 5 - NEGATIVE COVENANTS
Each Credit Party agrees that, so long as any Credit Exposure exists:
Section 5.1Debt; Contingent Obligations. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.
Section 5.2Liens. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.
Section 5.3Distributions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.
Section 5.4Restrictive Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than (i) the Financing Documents or (ii) any agreement in respect of purchase money Debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay or make Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party or any Subsidiary; (iii) make loans or advances to any Credit Party or any Subsidiary; or (iv) transfer any of its property or assets to any Credit Party or any Subsidiary, other than (1) the Financing Documents, (2) an encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses entered into in the Ordinary Course of Business, (3) customary provisions in joint venture agreement and other similar agreements that restrict the transfer of ownership interests in such joint ventures or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage) of the applicable joint venture, which limitation is applicable only to the assets that are the subject of such agreements; provided that such agreement was not entered into in contravention of the terms of the Financing Documents, or (4) limitations set forth in Subordinated Debt (if acceptable to the Agent in its sole discretion).
Section 5.5Payments and Modifications of Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:
(a)declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement,
(b)amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement;
(c)declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto; provided that payments made in respect of the CVR Earn-Out pursuant to the terms of the CVR Agreement (as in effect on the Original Closing Date) shall be permitted (irrespective of the subordination language set forth in Article X thereof) so long as no Event of Default exists (other than any Event of Default existing solely as a result of Section 10.1(b)) exists and is continuing at the time such payment is made or would result from the making thereof;
(d)make any optional repurchase or redemption of the 2021 Cash Convertible Notes, the 2020 Cash Convertible Notes or any Additional Cash Convertible Notes, including pursuant to Section 2.10 of each Cash Convertible Note Indenture (or an analogous provision of any indenture entered into in connection with the Additional Cash Convertible Notes or a Permitted Cash Convertible Note Refinancing); provided that the foregoing shall not prohibit (i) any Permitted Cash Convertible Note Refinancing or (ii) any repurchase or redemption with the proceeds of Additional Cash Convertible Notes;
(e)amend or otherwise modify the terms of any such Debt referred to in clauses (a)-(d) above if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt if in any way adverse to the Agent or the Lenders, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment provisions of such Debt or any of the defined terms related thereto in a manner adverse to Agent or the Lenders, (v) solely with respect to Subordinated Debt, change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Credit Parties, any Subsidiaries, Agent or Lenders. Credit Parties shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof; or

(f)elect a “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) under any warrant that is a Cash Convertible Note Hedging Arrangement (including in connection with the exercise and/or early termination thereof) if, (i) an Event of Default has occurred and is continuing, or (ii) after giving effect to any nearly contemporaneous settlement of the related bond hedge that is a Cash Convertible Note Hedging Arrangement, the result would be a net cash payment by any Credit Party or Subsidiary in excess of $5,000,000.
Except as otherwise provided in clause (d) above and without limiting any other provision in this Agreement, nothing in this Section 5.5 shall prohibit any payment in respect of the Cash Convertible Notes or modification of any Cash Convertible Note Documents made in connection with a Cash Convertible Note-Related Transaction or Permitted Cash Convertible Note Refinancing.
Section 5.6Consolidations, Mergers and Sales of Assets.
(a)No Credit Party will, or will permit any Subsidiary to, directly or indirectly consolidate or merge or amalgamate with or into any other Person other than (a) consolidations or mergers among Borrowers where a Borrower is the surviving entity (provided that in the case of any consolidation or merger involving Holdings, Holdings shall be the surviving entity), (b) consolidations or mergers among a Guarantor and a Borrower so long as the Borrower is the surviving entity (provided that Parent may not merge into any Borrower), (c) consolidations or mergers among Guarantors where the Guarantor is the surviving entity (provided that in the case of any consolidation or merger involving Parent, Parent shall be the surviving entity), (d) consolidations or mergers among Excluded Subsidiaries, (e) dissolutions or liquidations of Credit Parties (other than Borrowers) or their Subsidiaries so long as any assets of such dissolved or liquidated Person are transferred to a Borrower or another Credit Party and (f) consolidations and mergers necessary to effect a Permitted Internal Reorganization.
(b)No Credit Party will, or will permit any Subsidiary to, directly or indirectly consummate any Asset Dispositions other than Permitted Asset Dispositions; provided that no Credit Party shall consummate any Permitted Asset Disposition unless (i) no Default or Event of Default exists or would result from such Asset Disposition and (ii) such Permitted Asset Dispositions shall be made for fair value and for at least 75% cash consideration; it being understood that the following shall be deemed to be cash consideration: (A) any liabilities (as shown on Parent’s most recent balance sheet provided hereunder or in the footnotes thereto) of the applicable Credit Party or Subsidiary, other than liabilities that are by their terms subordinated to the payment in full of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Parent and its Subsidiaries shall have been validly released by all applicable creditors in writing and (B) aggregate non-cash consideration received by the applicable Credit Party or Subsidiary having an aggregate fair market value (determined as of the closing of the applicable disposition for which such non-cash consideration is received) not to exceed $5,000,000; provided, further that any Permitted Asset Disposition resulting in the sale, transfer or disposition of Collateral that is part of the Borrowing Base shall result in a corresponding reduction of the Borrowing Base equal to the fair market value of such Collateral and Credit Parties shall submit an updated Borrowing Base Certificate evidencing the removal of such Collateral from the Borrowing Base.
Section 5.7Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:
(a)except as otherwise permitted pursuant to clause (o) of the definition of Permitted Investments, engage or enter into any agreement to engage in any joint venture or partnership with any other Person;

(b)make or enter into any agreement to make an Acquisition other than Permitted Acquisitions; or
(c)acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.
Section 5.8Transactions with Affiliates. Except (a) as otherwise disclosed on Schedule 5.8, (b) intercompany Accounts established in the Ordinary Course of Business in respect of the purchase and sale of goods, the rendering of corporate or commercial services, royalty payments, distribution agreements and other transactions incidental and/or reasonably related thereto, in each case in the Ordinary Course of Business between Credit Parties or between Credit Parties and Excluded Subsidiaries and settlement of such Accounts, (c) for transactions that contain terms that are no less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party and (d) for a Permitted Internal Reorganization, no Credit Party will (i) directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange or any property or the rendering of any service) with any Affiliate of any Credit Party that is not itself (A) a Borrower, (B) a Guarantor or (C) in the case of any transaction constituting (v) Permitted Contingent Obligations under clause (o) of the definition thereof, (w) Permitted Asset Dispositions under clause (e), clause (j)(i), clause (k), clause (m) or clause (o) thereof, (x) Permitted Debt under clause (m)(iii) of the definition thereof, (y) Permitted Distributions, or (z) Permitted Investments under clause (i) of the definition thereof, a Subsidiary and (ii) permit any Subsidiary that is not a Credit Party to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange or any property or the rendering of any service) with any Affiliate of any Credit Party that is not itself (A) a Borrower (to the extent such transaction is permitted with respect to such Borrower pursuant to clause (d)(i)(C) above), (B) a Guarantor (to the extent such transaction is permitted with respect to such Guarantor pursuant to clause (d)(i)(C) above) or (C) another Subsidiary that is not itself a Credit Party.
Section 5.9Modification of Organizational Documents. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.
Section 5.10Modification of Certain Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Credit Party or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Credit Party or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of Agent, acting reasonably). Each Credit Party shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and such Credit Party agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Agent.
Section 5.11Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Original Closing Date and described on Schedule 5.11 and businesses incidental or reasonably related thereto. No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).
Section 5.12Excluded Subsidiaries; Joint Ventures.
(a)No Borrower will, or will permit any Subsidiary (other than an Excluded Subsidiary) to commingle any of its assets (including any bank accounts, cash or cash equivalents) with the assets of any Person other than a Borrower.
(b)No Credit Party will, or will permit any Subsidiary thereof to enter into or own any interest in a joint venture that is not itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law.
Section 5.13Limitation on Sale and Leaseback Transactions. Other than the Tennessee Property PILOT Program, no Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
Section 5.14Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.
(a)Except for Excluded Accounts, no Credit Party will directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent, such Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Without limiting the foregoing, no Borrower shall maintain any Deposit Account or Securities Account outside of the United States without the prior written consent of Agent.
(b)Credit Parties represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date (as supplemented from time to time pursuant to Section 4.15).
(c)The provisions of Section 5.14(a) shall not apply to (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Credit Parties’ employees and identified to Agent by Credit Parties as such; provided that, in each case, the aggregate balance in such Deposit Account does not materially exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of Law with respect to such Deposit Accounts), (ii) zero balance accounts; provided that such accounts have been identified to Agent by Borrowers as such, (iii) such other Deposit Accounts (excluding, for the avoidance of doubt, any Lockbox Account), amounts on deposit in which do not exceed $2,000,000 individually and $7,500,000 in the aggregate with respect to all such accounts at any one time, (iv) escrow (which, for the avoidance of doubt shall include the Wright Settlement Escrow Account), trust and fiduciary accounts, (v) each account of each Excluded Subsidiaries, (vi) Deposit Accounts and Securities Accounts of Parent located outside of the United States, and (vii) the L/C Cash Collateral Accounts (the Deposit Accounts referred in clauses (i)-(vii), “Excluded Accounts”).
(d)At all times that any Obligations remain outstanding, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.
Section 5.15Compliance with Anti-Terrorism Laws. Agent hereby notifies Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Credit Party, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, or will permit any Subsidiary to, directly or knowingly indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any applicable executive order or other Anti-Terrorism Law applicable to such Credit Party, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law applicable to such Credit Party.
Section 5.16Change in Accounting. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary of any Credit Party.
Section 5.17Parent. Parent will not incur or permit to exist any Debt (except for Permitted Debt) nor grant or permit to exist any Liens (other than Permitted Liens) upon any of its properties or assets nor engage in any operations, business or activity other than (i) owning 100% of the equity interests of the Borrowers and its other Subsidiaries and all operations incidental thereto, (ii) executing and performing its obligations under the Operative Documents to which it is a party, (iii) fulfilling its obligations under the Operative Documents to which it is a party, (iv) performing administrative, governance and supervisory functions in connection with the operation of the business of its Subsidiaries, (v) issuing equity interests, including without limitation pursuant to stock option plans, (vi) the maintenance of its corporate existence and corporate governance and other activities reasonably incidental thereto, (vii) guarantees of obligations of Subsidiaries to the extent permitted by this Agreement and (viii) such operations as are being carried on by Parent as of the Original Closing Date and operations incidental or reasonably related thereto.
ARTICLE 6 - FINANCIAL COVENANTS
Section 6.1Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:
“Consolidated Liquidity” means, as of any date of determination, the sum of the Revolving Loan Availability plus the aggregate cash and cash equivalents held by the Parent and its Consolidated Subsidiaries (taken as a whole) minus any cash and cash equivalents held in Deposit Accounts of the Credit Parties described in clauses (i) or (iv) of the definition of Excluded Accounts.

“Credit Party Liquidity” means, as of any date of determination, the sum of the Revolving Loan Availability plus the aggregate cash and cash equivalents held by the Credit Parties (taken as a whole) in one or more Deposit Accounts or Securities Accounts, each of which shall be held in the name of a Borrower or Parent in a bank or financial institution located in the United States and subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent.
“Defined Period” means, for purposes of calculating the minimum Net Revenue and Adjusted EBITDA, for each Fiscal Quarter, the preceding twelve (12) month period ending on the last day of such Fiscal Quarter.
“Net Revenue” means, for any period, (a) the consolidated gross revenues of Parent and its Consolidated Subsidiaries generated solely through the commercial sale of Products by Parent and its Consolidated Subsidiaries during such period, less (b)(i) trade, quantity and cash discounts allowed by Parent or its Consolidated Subsidiaries, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price, (iii) product returns and allowances, (iv) allowances for shipping or other distribution expenses, (v) set-offs and counterclaims, and (vi) any other similar and customary deductions used by Parent in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP and in the Ordinary Course of Business.
Section 6.2Minimum Net Revenue. Credit Parties shall not permit Net Revenue for any applicable Defined Period (as tested on the last day of such Defined Period):
(a)ending on or prior December 31, 2018 to be less than the minimum amount set forth on Schedule 6.2 for such Defined Period;
(b)ending after December 30, 2018 and on or prior to December 29, 2019, to be less than the greater of (i) an amount equal to eighty percent (80%) of Borrowers’ projected Net Revenue for the applicable Defined Period as set forth in the board-approved projections most recently delivered to Agent in accordance with Section 4.1 and (ii) $659,000,000;
(c)ending after December 29, 2019 and on or prior to December 27, 2020, to be less than the greater of (i) an amount equal to eighty percent (80%) of Borrowers’ projected Net Revenue for the applicable Defined Period as set forth in the board-approved projections most recently delivered to Agent in accordance with Section 4.1 and (ii) the Net Revenue required pursuant to clause (c) above for the Defined Period ending December 29, 2019; and
(d)ending after December 27, 2020 to be less than the greater of (i) an amount equal to eighty percent (80%) of Borrowers’ projected Net Revenue for the applicable Defined Period as set forth in the board-approved projections most recently delivered to Agent in accordance with Section 4.1 and (ii) the Net Revenue required pursuant to clause (d) above for the Defined Period ending December 27, 2020.
Section 6.3Cash Requirements. Credit Parties shall not permit, at any time following the Original Closing Date, Credit Party Liquidity to be less than fifty percent (50%) of Consolidated Liquidity.
Section 6.4Adjusted EBITDA. Until all Term Loan Commitments have been terminated or expired and all Term Loans made to the Borrowers hereunder and all Obligations in respect thereof (other than contingent obligations not yet due and payable) have been indefeasibly paid in full in cash, Credit Parties shall not permit Adjusted EBITDA for any applicable Defined Period (as tested on the last day of such Defined Period) to be less than $60,000,000.

Section 6.5Minimum Cash. At all times during any period when the aggregate outstanding Debt of Credit Parties incurred under or pursuant to the Cash Convertible Notes exceeds $1,400,000,000 (the “Minimum Cash Period”), the Credit Parties shall maintain Credit Party Unrestricted Cash in an aggregate amount not less than $190,000,000. Borrowers shall promptly (but in any event within two (2) Business Days) provide written notice to Agent if the Credit Party Unrestricted Cash, at any time during any Minimum Cash Period, becomes less than $190,000,000.
Section 6.6Evidence of Compliance. Credit Parties shall furnish to Agent, together with the financial reporting required of Credit Parties in this Agreement, a Compliance Certificate as evidence of Credit Parties’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. Upon the reasonable request of the Agent, such Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Credit Parties’ calculations, (b) bank statements, and (c) back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.
ARTICLE 7 - CONDITIONS
Section 7.1Conditions to Closing. The obligation of each Lender to make the Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:
(a)the payment of all fees, expenses and other amounts due and payable under each Financing Document;
(b)since December 31, 2017, the absence of any Material Adverse Effect; and
(c)the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date; provided, however in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof.
Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to, approved and ratified, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Original Closing Date or the Closing Date, as applicable.
Section 7.2Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan is subject to the satisfaction of the following additional conditions:
(a)in the case of a Revolving Loan (other than the Revolving Loans that are deemed made on the Closing Date), receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and an updated Borrowing Base Certificate;

(b)in the case of a Term Loan, a Notice of Borrowing delivered in accordance with Section 2.1(a)(ii);
(c)in the case of a Revolving Loan, the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;
(d)in the case of a borrowing of the Term Loan Tranche 2, Borrowers shall have delivered to Agent evidence reasonably satisfactory to Agent that, as of the most recent Fiscal Quarter ending prior to the proposed Term Loan Tranche 2 Funding Date for which financial statements are required to have been delivered pursuant to Section 4.1 hereof, Parent and its Consolidated Subsidiaries’ Adjusted EBITDA for the applicable Defined Period is greater than (i) if such Term Loan Tranche 2 Funding Date is prior to the first anniversary of the Closing Date, $60,000,000, (ii) if such Term Loan Tranche 2 Funding Date is on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the 2018 Target Adjusted EBITDA and (iii) if such Term Loan Tranche 2 Funding Date is on or after the second anniversary of the Closing Date but prior to the Term Loan Tranche 2 Commitment Termination Date, the 2019 Target Adjusted EBITDA;
(e)the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing; and
(f)for Loans made after the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be a representation and warranty by each Credit Party on the date of such notice or acceptance as to the facts specified in this Section.
Section 7.3Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its reasonable discretion), Agent shall have the right to perform, all at Credit Parties’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Credit Parties’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Credit Party is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Credit Party is organized.
Section 7.4Post Closing Requirements. Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent, and may be extended by Agent (acting reasonably) in writing in its sole discretion.

ARTICLE 8 - REGULATORY MATTERS
Section 8.1Representations and Warranties, Covenants. To induce Agent and Lenders to enter into this Agreement and to make credit accommodations contemplated hereby, Credit Parties hereby represent and warrant that, except as disclosed in Schedule 8.1, the following statements are true, complete and correct in all material respects as of the Closing Date, and Credit Parties hereby covenant and agree to notify Agent each quarter in connection with the Compliance Certificate required to be delivered pursuant to Section 4.1 and upon each submittal of a Notice of Borrowing of the occurrence of any facts, events or circumstances known to a Credit Party, whether threatened in writing, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect in any material respect (together with such supporting data and information as shall be necessary to fully explain to Agent the scope and nature of the fact, event or circumstance), and shall provide to Agent within five (5) Business Days of Agent’s request, such additional information as Agent shall request regarding such disclosure:
(a)[Reserved].
(b)Permits. Credit Parties have (i) each Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and operation of the business or the ownership of material assets of any Credit Party, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect (“Material Permits and Rights”) and (ii) no notice that any Governmental Authority is limiting, suspending or revoking any such Material Permit and Right. Credit Parties have delivered to Agent a copy of all Permits requested by Agent as of the Closing Date or to the extent requested by Agent pursuant to Section 4.17. All such Material Permits and Rights are valid and in full force and effect and Credit Parties are in compliance with the terms and conditions of all such Material Permits and Rights, except where failure to be in such compliance or for a Material Permit and Right to be valid and in full force and effect could not be reasonably expected to have a Material Adverse Effect.
(c)Regulatory Required Permits. With respect to any Product, (i) Credit Parties and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of Credit Parties, except where the failure to have such Regulatory Required Permits would not have a Material Adverse Effect, and have provided Agent and each Lender with all notices and other information required by Section 4.17, and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, in compliance in all material respects with all applicable Laws and Material Permits and Rights.
(d)Healthcare and Regulatory Events.
(i)None of the Credit Parties are in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect.
(ii)As of the Closing Date, there have been no Regulatory Reporting Events which could reasonably be expected to result in a Material Adverse Effect.
(iii)No Credit Party is participating in any Third Party Payor Program.
(iv)To the knowledge of any of Credit Party’s Responsible Officers, none of the Credit Party’s officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).
(v)Within the last two years, Credit Parties have not received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against a Credit Party, any action to enjoin a Credit Party, their officers, directors, employees, shareholders or their agents and Affiliates, from conducting their businesses at any facility owned or used by them or for any civil penalty, injunction, seizure or criminal action, in each case, which could reasonably be expected to result in a Material Adverse Effect.
(vi)Within the last two years, Credit Parties have not received from the FDA, a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, or any comparable correspondence from any state or local authority responsible for regulating drug products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof, in each case, which could reasonably be expected to result in a Material Adverse Effect.
(vii)Within the last two years, Credit Parties have not engaged in any Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products which could reasonably be expected to result in a Material Adverse Effect.
(viii)Each Product (a) is not adulterated or misbranded within the meaning of the FDCA; (b) each Product has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in accordance in all material respects with all applicable Permits and Laws; and (c) each Product has been and/or shall be manufactured in material compliance with Good Manufacturing Practices, in each case, except where the failure to do so would not have a Material Adverse Effect.
(e)Proceedings. No Credit Party is subject to any proceeding, suit or, to Credit Parties’ knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services) which would have a Material Adverse Effect on any Credit Party.
ARTICLE 9 - SECURITY AGREEMENT
Section 9.1Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Credit Parties hereby collaterally assign and grant to Agent, for the benefit of itself and Lenders, and, subject only to the Permitted Liens, a continuing first priority Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof.

Section 9.2Representations and Warranties and Covenants Relating to Collateral.
(a)The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except in respect of Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the filing of such a financing statement in the jurisdiction of organization of the applicable Credit Party, (ii) with respect to any Deposit Account, the execution of Deposit Account Control Agreements by all parties required to be party thereto, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the actions taken under clause (i) above and/or the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the actions taken under clause (i) above and/or the execution of control agreements with respect to such investment property and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party reasonably requested by Agent to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.
(b)Schedule 9.2(b) sets forth (i) each chief executive office and principal place of business of each Credit Party, and (ii) all of the addresses (including all warehouses) at which Collateral with an aggregate value in excess of $10,000,000 is located (it being understood and agreed that from time to time Credit Parties may (1) sell assets in accordance with the terms of this Agreement, (2) maintain de minimis amounts of Inventory with its sales personnel and at medical facilities, and (3) send items of Collateral out for repair and that from time to time certain items of Collateral will be in transit and that no such locations need be disclosed on Schedule 9.2(b)) and/or books and records of Credit Parties regarding any Collateral or any of Credit Party’s assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2(b) indicates in each case which Credit Parties have Collateral and/or books located at such address, and, in the case of any such address not owned by one or more of Credit Parties, indicates the nature of such location (e.g., leased business location operated by Credit Parties, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.
(c)Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC and filings with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC, and neither any such grant of Liens in favor of Agent nor exercise of rights by Agent shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such Collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.
(d)As of the Closing Date, except as discussed on Schedule 9.2(d), no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), Letter-of-Credit Rights, commercial tort claims, Instruments (other than (i) checks and other ordinary course payment instruments, in each case in the Ordinary Course of Business and (ii) Excluded Perfection Assets), documents or investment property (other than equity interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4 or subsequently created hereunder and advised to Agent) and Credit Parties shall give notice to Agent concurrently with the delivery by Credit Parties of the next Compliance Certificate required pursuant to Section 4.1 above following the end of a Fiscal Quarter of the acquisition by any Credit Party of any such Chattel Paper, Letter-of-Credit Rights, commercial tort claims, Instruments (subject to the exceptions noted above), documents and investment property (other than equity interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4 or subsequently created hereunder and advised to Agent). No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), Letter-of-Credit Rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of a Credit Party is maintained).
(e)Credit Parties shall not take any of the following actions or make any of the following changes unless Credit Parties have given at least fifteen (15) Business Days’ prior written notice (or such later period to which Agent may in its reasonable discretion agree) to Agent of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may reasonably request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral; provided that nothing in this clause (e) shall require Credit Parties to obtain any landlord’s agreement or mortgagee agreement not otherwise required by Section 4.11(c) hereof: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is; provided that in no event shall a Credit Party organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdictions other than the United States or any state thereof, or (iii) change its chief executive office, principal place of business, or the location of its books and records or move all or a material portion of the Collateral (in each case, with an aggregate value in excess of $10,000,000) to or place any Collateral on any location that is not then listed on the Schedules (it being understood and agreed that from time to time Credit Parties may (1) sell assets in accordance with the terms of this Agreement, (2) maintain de minimis amounts of Inventory with its sales personnel and at medical facilities, and (3) send items of Collateral out for repair and that from time to time certain items of Collateral will be in transit and that no such locations need be disclosed on Schedule 9.2 or any notification need be made to Agent in respect of the foregoing) and/or establish any business location at any location that is not then listed on the Schedules; provided that after changing the location of its books and records or all or a material portion of the Collateral or establishing any new business location, Credit Parties shall be in compliance with Section 4.11(c) hereof.
(f)Credit Parties shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business and in amounts which are not material with respect to the Account and that, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.
(g)Without limiting the generality of Sections 9.2(c) and 9.2(e):
(i)Credit Parties shall deliver to Agent all tangible Chattel Paper and all Instruments (other than any Excluded Perfection Assets) and documents owned by any Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Credit Parties shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper (other than any Excluded Perfection Assets), if any, owned by any Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper, if any, and securing any such Instruments. Credit Parties will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Credit Parties shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Credit Parties.
(ii)Credit Parties shall deliver to Agent all letters of credit (other than any Excluded Perfection Assets) on which any Credit Party is the beneficiary and which give rise to Letter-of-Credit Rights owned by such Credit Party which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Except with respect to any Excluded Perfection Assets, Credit Parties shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner reasonably acceptable to Agent.
(iii)Credit Parties shall promptly advise Agent upon any Credit Party becoming aware that it has any interests in any commercial tort claim (other than Excluded Perfection Assets) that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall reasonably request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv)Without limiting Section 4.11(c), following the Closing Date, except for Accounts, Inventory and other Collateral in an aggregate amount of less than $10,000,000 for any single location, no Accounts or Inventory or other Collateral and no books and records and/or software and equipment of the Credit Parties regarding any of the Collateral or any of the Credit Party’s assets, liabilities, business operations or financial condition shall at any time be located at any leased location or in the possession or control of any warehouse, consignee, bailee or any of Credit Parties’ agents or processors, without prior written notice to Agent. Credit Parties have notified Agent that Collateral and books and records are currently located at the locations set forth on Schedule 9.2. Credit Parties shall, prior to the commencement of such lease or such possession or control, notify any such landlord, warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall use commercially reasonable efforts to obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.
(v)Credit Parties shall cause all equipment and other tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Agent, Credit Parties shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property (other than Excluded Perfection Assets) and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Credit Parties shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.
(vi)Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the Collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the Collateral covered by any such financing statement as “all assets” of such Credit Party now owned or hereafter acquired), in such jurisdictions as Agent from time to time reasonably determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the Closing Date.
(vii)As of the Closing Date, no Credit Party holds, and after the Closing Date the Credit Parties shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the reasonable request of Agent, the Credit Parties shall take such steps as may be necessary or that Agent may reasonably request, to comply with any such applicable Law.

(viii)Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.
ARTICLE 10 - EVENTS OF DEFAULT
Section 10.1Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:
(a)(i) any Credit Party shall fail to pay (x) any scheduled principal, interest, premium or fee under any Financing Document when due; or (y) other amount payable under any Financing Document within three (3) Business Days after such amount is due or declared due in accordance with the terms of this Agreement or under any Financing Document, or (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Section 2.11, Section 4.1, Section 4.4(c), Section 4.6, Section 4.7, Section 4.15, Section 4.16, Section 4.17, Article 5, Article 6 or Article 8;
(b)any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;
(c)any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any material respect (or shall be incorrect in any respect if such representation, warranty, certification or statement is by its terms already qualified as to materiality) when made (or deemed made) (subject in the case of projections, other forward-looking information and industry information to the limitations set forth in Section 3.21 hereof);
(d)failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event (other than, for the avoidance of doubt, termination events or equivalent events pursuant to the terms of any Swap Contract which are not the result of any default or event of default thereunder by any Credit Party) with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having an individual principal amount in excess of $25,000,000 or having an aggregate principal amount in excess of $25,000,000 to become or be declared due prior to its stated maturity; provided, that, this clause (d) shall not apply to any conversion, repurchase or redemption of the Cash Convertible Notes required to be made under the Cash Convertible Note Documents or the satisfaction of any condition that would permit or require any of the foregoing, to the extent the same are (i) expressly permitted under this Agreement and (ii) not required as a result of the occurrence of a breach or default thereunder;
(e)any Credit Party or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(f)an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;
(g)(i) Any Termination Event shall occur or (ii) any failure to comply with the Pension Funding Rules shall occur, which failure has not been corrected within sixty (60) days following the final due dates for all required contributions or payment for the applicable plan year which, in each case, would, individually or in the aggregate, have a Material Adverse Effect;
(h)Excluding the matter set forth on Schedule 10.1(h) as of the Original Closing Date, one or more unsatisfied final judgments or final orders (provided, however, that any such judgments or orders shall be considered “final” for purposes of this clause (h) only upon the earliest to occur of (x) the adjudication of all outstanding post-trial motions with respect to the litigation giving rise to such judgment or order, (y) six (6) months after the date the first post-trial motion with respect to the litigation giving rise to such judgment or order is filed, provided that such motion is filed within sixty (60) days of the date of such judgment or order and (z) the date a judgment creditor takes legal action to attach or levy upon any assets of a Credit Party to enforce any such judgment or order) for the payment of money aggregating in excess of $25,000,000 (above (i) any amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor, or (ii) the amount of a bond or other security from or on behalf of Parent or any of its Subsidiaries as security against such judgment) shall be rendered against any or all Credit Parties and any of the following shall occur: (a) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect, or (c) in the case of any such order issued in connection with a settlement agreement, any Credit Party or any Subsidiary thereof shall fail to perform its obligations thereunder in accordance with the terms thereof;
(i)any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (other than in respect of Excluded Perfection Assets) perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;
(j)the institution by any Governmental Authority of criminal proceedings against any Credit Party that could reasonably be expected to have a Material Adverse Effect;

(k)without limiting Section 10.1(b), any Guarantee of the Obligations shall fail to remain in full force or effect (other than to the extent expressly permitted by this Agreement) or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of it Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of its Guarantee, or any Guarantor shall deny that it has any further liability under its Guarantee, or shall give notice to such effect (other than as a result of the discharge of such Guarantor to the extent expressly permitted by this Agreement), including, but not limited to, any notice of termination delivered pursuant to the terms of any Guarantee;
(l)Parent’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;
(m)the occurrence of any Change in Control; or
(n)(i) the voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin any Credit Party, its Subsidiaries or any representative of a Credit Party or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category that has or could reasonably be expected to have a Material Adverse Effect, (ii) the institution of any action or proceeding by the FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries, which, in each case, has or could reasonably be expected to result in Material Adverse Effect, (iii) the commencement of any enforcement action against a Credit Party, its Subsidiaries or any representative of a Credit Party or its Subsidiaries (with respect to the business of a Credit Party or its Subsidiaries) by the FDA or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product which could result in a Material Adverse Effect.
All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
Section 10.2Acceleration and Suspension or Termination of Revolving Loan Commitment and Term Loan Commitments. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and Term Loan Commitments and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment and Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same; provided, however, that in the case of an Event of Default specified in Section 10.1(e) or 10.1(f), without any notice to any Credit Party or any other act by Agent or the Lenders, the Revolving Loan Commitment and the Term Loan Commitments and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same.

Section 10.3UCC Remedies.
(a)Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
(i)the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
(ii)the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);
(iii)the right to require Credit Parties at Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent (acting at the direction of the Lenders);
(iv)the right to notify postal authorities to change the address for delivery of Credit Parties’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Credit Party; and/or
(v)the right to enforce Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Credit Parties’ compliance with applicable Laws. Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts Credit Parties hereby irrevocably authorize.
(b)Each Credit Party agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to the Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by the Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, the Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and the Credit Parties shall be credited with the proceeds of the sale. The Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
(c)Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.
(d)Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, the Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral after the occurrence and during the continuance of an Event of Default and, in connection with Agent’s exercise of its rights under this Article after the occurrence and during the continuance of an Event of Default, the Credit Parties’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.
Section 10.4[Reserved].
Section 10.5Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or Section 10.1(f), such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.
Section 10.6Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to such Credit Party or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Credit Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.
Section 10.7Application of Proceeds.
(a)Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Credit Party of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.
(c)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.
Section 10.8Waivers.
(a)Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
(b)Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by any Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any tax on the indebtedness (except to the extent otherwise expressly provided in Section 2.8); and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Credit Parties to comply with all such requirements. Any forbearance by Agent or any Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.
(d)Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties’ obligations under the Financing Documents.

(e)Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Credit Parties’ obligations under the Financing Documents. In addition, Agent shall have the right, after the occurrence and during the continuance of an Event of Default, to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Credit Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent or a Lender elects (in accordance with the terms of this Agreement) to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as such Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents (and the applicable Liens granted therein) to secure payment of sums secured by the Financing Documents and not previously recovered.
(f)To the fullest extent permitted by law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.
Section 10.9Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.
Section 10.10Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Credit Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11 - AGENT
Section 11.1Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.
Section 11.2Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.
Section 11.3Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.
Section 11.4Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.5Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence, bad faith or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
Section 11.6Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Section 11.7Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
Section 11.8Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.
Section 11.9Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and the Term Loan Commitments and payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.
Section 11.11Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
Section 11.12Assignment by Agent; Resignation of Agent; Successor Agent.
(a)Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Credit Parties. Following any such assignment, Agent shall endeavor to give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.
(b)Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.
(c)Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.
Section 11.13Payment and Sharing of Payment.
(a)Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.
(i)Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.
(ii)On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.
(iii)On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.
(iv)On the Closing Date, subject to Section 2.1(b)(i), Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern Time) on the Closing Date.
(v)It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.
(vi)The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.
(b)Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month; provided, however, that, in the case such Term Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.
(c)Return of Payments.
(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Parties or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind.
(d)Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.
(e)Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Credit Parties in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.
Section 11.14Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at the Credit Parties’ expense. Agent is further authorized by the Credit Parties and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by the Credit Parties, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Credit Party hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.
Section 11.15[Reserved].

Section 11.16Amendments and Waivers.
(a)No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (ii) if Agent and the Borrower Representative shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Financing Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to Financing Document), then the Agent (acting in its sole discretion) and the Borrower Representative or any other relevant Credit Party shall be permitted to amend such provision and such amendment shall be deemed approved by the Lenders if the Lenders shall have received five (5) Business Days’ prior written notice of such change and the Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
(b)In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:
(i)if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or
(ii)if the rights or duties of Agent are affected thereby, by Agent;
provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(a)(iii) or Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Credit Party to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Credit Party of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Term Loan Commitments, Term Loan Tranche 1 Commitments, Term Loan Tranche 2 Commitments, Revolving Loan Commitment Amount, Term Loan Commitment Amount, Term Loan Tranche 1 Commitment Amount, Term Loan Tranche 2 Commitment Amount, Revolving Loan

Commitment Percentage, Term Loan Commitment Percentage, Term Loan Tranche 1 Commitment Percentage or Term Loan Tranche 2 Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.
Section 11.17Assignments and Participations.
(a)Assignments.
(i)Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Credit Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.
(ii)From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 13.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Credit Party shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.
(iii)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest effort, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including any Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a participant register.
(iv)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(v)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loans via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.
(b)Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party or Agent, sell to one or more Persons (other than any Credit Party or any Credit Party’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Credit Parties and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Credit Party shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c)Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs provided in Section 2.1(a)(v)(B), Section 2.1(a)(v)(C), Section 2.1(b)(iv)(B), Section 2.1(b)(iv)(C), or Section 2.8(d), which demand shall not have been revoked, (ii) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Credit Parties’ election, Agent, of such Person’s intention to obtain, at Credit Parties’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Credit Parties or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Credit Parties shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) or Section 2.8(d), as applicable, of this Agreement through the date of such sale and assignment, and (B) Credit Parties shall pay to Agent the $3,500 processing fee in respect of such assignment (unless waived by the Agent, which it may do in its sole discretion). In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Credit Parties, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 13.1.
(d)Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.
Section 11.18Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans or shall not fund the Term Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstanding in excess of Zero Dollars ($0)

or Term Loans outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:
(a)For purposes of determining the Pro Rata Share of each Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.
(b)Except as provided in clause (a) above, the Revolving Loan Commitment Amount and Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).
(c)The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.
(d)The Term Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Term Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate principal amount outstanding under the Term Loans of all Non-Funding Lenders as of such date.
(e)Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.
(f)To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.
Section 11.19[Reserved].
Section 11.20Definitions. As used in this Article 11, the following terms have the following meanings:
“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.
“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include (i) any Credit Party or any of a Credit Party’s Affiliates or (ii) unless an Event of Default has occurred and is continuing, any direct competitor of Credit Parties, in each case, as determined by Agent in its reasonable discretion, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment or any unfunded portion of the Term Loan Commitments shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment or Term Loan Commitments, or has been approved as an Eligible Assignee by Agent.
“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.
ARTICLE 12 - Guaranty
Section 12.1Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent and Lenders under the Loans. Each payment made by any Guarantor pursuant to this Article 12 shall be made in Dollars in immediately available funds.
Section 12.2Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent (which demand may be made concurrently with notice to Borrowers that the Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent or Lenders or the holder of the Notes. All of the remedies set forth in this Agreement, in any other Financing Document or at law or equity shall be equally available to Agent and Lenders, and the choice by Agent or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent or Lenders from subsequently electing to exercise a different remedy.
Section 12.3Certain Waivers by Guarantor. To the fullest extent permitted by law, each Guarantor does hereby:

(a)waive notice of acceptance of this Agreement by Agent and Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;
(b)agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower;
(c)waive any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Lenders or the holder of the Notes;
(d)waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;
(e)waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;
(f)waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;
(g)waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;
(h)waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;
(i)waive any defense based on an election of remedies by Agent or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;
(j)waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;
(k)waive any defense based on the negligence of Agent or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence, bad faith or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;
(l)waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;
(m)waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;
(n)agree that neither Agent nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;
(o)waive any obligation Agent or Lenders may have to disclose to such Guarantor any facts the Agent or Lenders now or hereafter may know or have reasonably available to it regarding the Borrowers or Borrowers’ financial condition, whether or not the Agent or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;
(p)agree that neither Agent nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent or Lenders in enforcing any part of this Agreement;
(q)waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;
(r)waive any defense based on any change in the composition of Borrowers; and
(s)waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents.
For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent or Lenders of the Obligations.
Section 12.4Guarantor’s Obligations Not Affected by Modifications of Financing Documents. Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s or Lenders’ compliance with the terms of this Article 12 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.
Section 12.5Reinstatement; Deficiency. This Guarantee shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent or Lenders had not been made, regardless of whether Agent or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.
Section 12.6Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.
(a)Any indebtedness of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt. Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.
(b)Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney‑in‑fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.
Section 12.7Maximum Liability. The provisions of this Article 12 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 12 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article 12, then, notwithstanding any other provision of this Article 12 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 12.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
Section 12.8Limitation on Dutch Guarantors. Notwithstanding anything in this Agreement to the contrary, any guarantee provided by a Guarantor incorporated in the Netherlands under this Article 12 does not apply to any liability to the extent that it would result in this guarantee constituting “unlawful financial assistance” within the meaning of section 2:98(c) of the Dutch Civil Code.
Section 12.9Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article 12 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.
Section 12.10Termination. The provisions of this Article 12 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and satisfied in full.
Section 12.11Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment.
ARTICLE - MISCELLANEOUS
Section 13.1Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.
Section 13.2No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.
Section 13.3Notices.
(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the Closing Date, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).
(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
(c)Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 13.4Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 13.5Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
Section 13.6Confidentiality.
(a)Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Credit Parties’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, and (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.
(b)Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Credit Parties and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) on a confidential basis, to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential), (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality substantially the same as set forth in this section, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation (in which case Agent or the applicable Lender agrees to inform the Credit Parties promptly thereof prior to such disclosure, to the extent not prohibited by law, rule or regulation), (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) on a confidential basis, to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential). For the purposes of this Section, “Securitization” shall mean (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. After the Original Closing Date, confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the Closing Date.

Section 13.7Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, that nothing in this Section 13.7 shall relieve the Borrowers of any obligation they may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Section 13.8GOVERNING LAW; SUBMISSION TO JURISDICTION.
(a)THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
(c)Each Credit Party, Agent and each Lender agree that each Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of Maryland. Nothing in this Section 13.8(c) shall amend or modify Sections 13.8(a) or (b) in any respect.
Section 13.9WAIVER OF JURY TRIAL. (a) EACH CREDIT PARTY, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL

CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
(a)In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 13.9(a) hereof is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.
Section 13.10Publication; Advertisement.
(a)Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure (other than filings made with the SEC, which a Credit Party may make without such notice) or (ii) with MCF’s prior written consent.
(b)Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Original Closing Date. With respect to any of the foregoing, MCF shall provide Credit Parties with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Credit Parties shall have requested MCF cease any such further publication.
Section 13.11Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 13.12No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 13.13Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement or the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.
Section 13.14Expenses; Indemnity.
(a)Credit Parties hereby agree to promptly pay (i) all reasonable and documented out-of-pocket costs and expenses of Agent (including, without limitation, the reasonable and documented out-of-pocket fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), (A) all reasonable and documented out-of-pocket costs and expenses of Agent in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral, and (B) all costs and expenses of Agent in connection with (I) any litigation, dispute, suit or proceeding relating to any Financing Document, and (II) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the Loans to be made hereunder on the Closing Date; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.
(b)Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.
(c)Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
(d)Each Credit Party for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable Laws.
Section 13.15[Reserved].
Section 13.16Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 13.17Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Credit Parties and Agent and each Lender and their respective successors and permitted assigns.
Section 13.18USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of the applicable Credit Parties and such other information that will allow Agent or such Lender, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.
Section 13.19Process Agent. Each Credit Party that is incorporated under the laws of a jurisdiction other than the United States (or any state thereof) hereby irrevocably designates, appoints, authorizes and empowers Corporation Service Company (the “Process Agent”), as its agent to receive on behalf of itself, service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in connection with this Agreement or any other Financing Document in the circuit court of any county of the state of New York, and any appellate court thereof. To the fullest extent permitted by applicable laws, such service may be made by mailing or delivering a copy of such process to such Credit Party in care of the Process Agent at its address specified above, and each such Credit Party hereby authorizes and directs the Process Agent to receive such service on its behalf. The appointment of the Process Agent shall be irrevocable by each such Credit Party until the appointment of a successor Process Agent. Each such Credit Party further agrees promptly to appoint a successor Process Agent in New York (which shall accept such appointment in form and substance satisfactory to Agent) prior to the termination for any reason of the appointment of the initial Process Agent. Nothing in this Section 13.19 shall affect the right of any party hereto to serve process in any manner permitted by applicable law or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
Section 13.20Other Currency. Without limiting Section 2.6 or any other provision of this Agreement, to the extent permitted by applicable Law, the obligations of any of the Credit Parties in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Agent or Lenders may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent or Lender receives the payment. If the amount of the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, such Credit Party shall pay all additions amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of a Credit Party not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section 10.9, continue in full force and effect.
Section 13.21Existing Agreements Superseded; Exhibits and Schedules.
(a)The Original Credit Agreement, including the schedules thereto, is superseded by this Agreement, including the schedules hereto, which has been executed as an amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Original Credit Agreement. It is the express intention of the parties hereto to reaffirm the indebtedness and other obligations outstanding under the Original Credit Agreement. Any and all outstanding amounts under the Original

Credit Agreement including, but not limited to, principal, accrued interest, fees (except as otherwise provided herein) and other charges, as of the Closing Date, shall be carried over and deemed outstanding under this Agreement.
(b)Each Credit Party and Agent reaffirms its obligations under each of the other Financing Documents to which it is a party, including but not limited to the Security Documents and the schedules thereto (as the same have been amended in connection with this Agreement, if applicable).
(c)Each Credit Party acknowledges and confirms that (i) the Liens and security interests granted pursuant to the Financing Documents secure the indebtedness, liabilities and obligations of the Borrowers and the other Credit Parties to Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Financing Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrowers to Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrowers under this Agreement, as the same further may be amended, restated, supplemented and/or modified from time to time, the Notes to be delivered hereunder, if any, and under the Original Credit Agreement, as amended and restated hereby, and (ii) the grants of Liens under and pursuant to the Financing Documents shall continue unaltered, and each other Financing Document shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement. All references in any of the Financing Documents to the “Credit Agreement” shall be deemed to refer to this Amended and Restated Credit Agreement.
(d)Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or the other Financing Documents. Nothing in this Agreement shall be construed as a release or other discharge of any Borrower or any other Credit Party from its obligations and liabilities under the Original Credit Agreement or the other Financing Documents. On the Closing Date, any and all references in any other Financing Document to the Original Credit Agreement shall be deemed to be amended to refer to this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound each of the parties have caused this Agreement to be executed the day and year first above mentioned.

BORROWER AND BORROWER REPRESENTATIVE:	Wright Medical Group, Inc. By:/s/ Lance A. Berry Name: Lance A. Berry Title: Senior Vice President and Chief Financial Officer
Address: 1023 Cherry Road Memphis, TN 38117 Attn: James A. Lightman Facsimile: 901-867-4398 E-Mail: james.lightman@wright.com
With a copy to: 1023 Cherry Road Memphis, TN 38117 Attn: Lance A. Berry Email: lance.berry@wright.com

BORROWERS:	BioMimetic Therapeutics Canada, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Vice President
BioMimetic Therapeutics LLC By:/s/ Lance A. Berry Name: Lance A. Berry Title: Treasurer
BioMimetic Therapeutics USA, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Vice President
INBONE Technologies, inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Vice President, Tax and Treasury
OrthoHelix Surgical Designs, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Treasurer
OrthoPro, L.L.C. By:/s/ Lance A. Berry Name: Lance A. Berry Title: President and Chief Financial Officer

Solana Surgical, LLC By: Wright Medical Group, Inc., its sole member By:/s/ Lance A. Berry Name: Lance A. Berry Title: Senior Vice President and Chief Financial Officer
Tornier US Holdings, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Treasurer
Tornier, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Treasurer
Trooper Holdings Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Treasurer
White Box Orthopedics, LLC By:/s/ Lance A. Berry Name: Lance A. Berry Title: President and Chief Financial Officer
Wright Medical Capital, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Vice President, Tax and Treasury
Wright Medical Technology, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Vice President, Tax and Treasury

Wright Medical Group Intellectual Property, Inc. By:/s/ W. Dean Morgan Name: W. Dean Morgan Title: Vice President, Tax and Treasury

GUARANTOR AND PARENT:	Wright Medical Group N.V. By:/s/ Lance A. Berry Name: Lance A. Berry Title: Senior Vice President and Chief Financial Officer

AGENT:
MIDCAP FUNDING IV TRUST
By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
          Name: Maurice Amsellem
          Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn: Account Manager for Wright transaction
Facsimile: 301-941-1450
E-mail: notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450
E-mail: legalnotices@midcapfinancial.com

Payment Account Designation: Wells Fargo Bank, N.A. (McLean, VA) ABA #: 121-000-248 Account Name: MidCap Funding IV Trust - Collections Account #: 2000036282803 Attention: Wright Facility

LENDER:
MIDCAP FINANCIAL TRUST

By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
          Name: Maurice Amsellem
          Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn: Account Manager for Wright transaction
Facsimile: 301-941-1450
E-mail: notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450
E-mail: legalnotices@midcapfinancial.com

LENDER:
MIDCAP FUNDING IV TRUST

By: Apollo Capital Management, L.P.,
its investment manager

By: Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn: Account Manager for Wright transaction
Facsimile: 301-941-1450
E-mail: notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450
E-mail: legalnotices@midcapfinancial.com

LENDER:
APOLLO INVESTMENT CORPORATION

By: Apollo Investment Management, L.P., as Advisor

By: ACC Management, LLC, as its General Partner

By:/s/ Tanner Powell
Name: Tanner Powell
Title: Authorized Signatory

Address:

Apollo Investment Corporation
9 West 57th Street, 37th Floor
New York, New York 10019
Attn: Howard Widra
E-mail: hwidra@apolloLP.com
with a copy to:

Apollo Investment Corporation
730 Fifth Avenue, 11th Floor
New York, New York 10019
Attn: Sheriff Ibrahim, Jonathan Krain
Facsimile: 602-680-4108
E-mail: RealEstateOps@apolloLP.com,
16026804108@tls.ldsprod.com

ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES
Annex A        Commitment Annex

EXHIBITS
Exhibit A        [Reserved]
Exhibit B        Form of Compliance Certificate
Exhibit C        Borrowing Base Certificate
Exhibit D        Form of Notice of Borrowing
Exhibit E        Form of Payment Notification

SCHEDULES
Schedule 1.1        Excluded Subsidiaries
Schedule 2.1        Amortization
Schedule 3.1        Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4        Capitalization
Schedule 3.6        Litigation
Schedule 3.15        Broker’s Fees
Schedule 3.17        Material Contracts
Schedule 3.18        Environmental Compliance
Schedule 3.19        Intellectual Property
Schedule 4.9        Litigation, Governmental Proceedings and Other Notice Events
Schedule 5.1        Debt; Contingent Obligations
Schedule 5.2        Liens
Schedule 5.3        Distributions
Schedule 5.7        Permitted Investments
Schedule 5.8        Affiliate Transactions
Schedule 5.11        Business Description
Schedule 5.14        Deposit Accounts and Securities Accounts
Schedule 6.2        Minimum Net Revenue
Schedule 7.4        Post-Closing Obligations
Schedule 8.1        Exceptions to Healthcare Representations and Warranties
Schedule 9.1        Collateral
Schedule 9.2(b)        Location of Collateral

Schedule 9.2(d)	Chattel Paper, Letter of Credit Rights, Commercial Tort Claims and other Instruments

Schedule 10.1(h)	Excluded Litigation

Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage	Term Loan Tranche 1 Commitment Amount	Term Loan Tranche 1 Commitment Percentage	Term Loan Tranche 2 Commitment Amount	Term Loan Tranche 2 Commitment Percentage
MidCap Funding IV Trust	$100,000,000	66.6667%	$0	0%	$0	0%
Apollo Investment Corporation	$50,000,000	33.3333%	$6,666,666.67	33.3333%	$6,666,666.67	33.3333%
MidCap Financial Trust	$0	0%	$13,333,333.33	66.6667%	$13,333,333.33	66.6667%

TOTALS	$150,000,000	100%	$20,000,000.00	100%	$20,000,000.00	100%

Exhibit A to Credit Agreement
[Reserved]

Exhibit B to Credit Agreement (Form of Compliance Certificate)

COMPLIANCE CERTIFICATE
This Compliance Certificate is given by _____________________, a Responsible Officer of Wright Medical Group, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit, Security and Guaranty Agreement dated as of May 7, 2018 among the Borrower Representative, the other Borrowers signatory thereto and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), Wright Medical Group N.V., a public limited liability company organized and existing under the laws of the Netherlands with its corporate seat (statutaire zetel) in Amsterdam and registered with the Dutch trade register under the number 34250781 (“Parent”), as a Guarantor, MidCap Funding IV Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby certifies to Agent and Lenders that:
(a)    the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Credit Parties and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;
(b)    I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Credit Parties and their Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default[, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Credit Parties have taken, are undertaking and propose to take with respect thereto];
(c)    except as noted on Schedule 2 attached hereto, Schedule 9.2(b) to the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers and Guarantors currently conduct business; Schedule 2 specifically notes any changes in the names under which any Borrower or Guarantors conduct business;
(d)    [except as noted on Schedule 3 attached hereto,] the undersigned has no knowledge of (i) any federal or state tax liens having been filed against any Borrower, Guarantor or any Collateral, or (ii) any failure of any Borrower or any Guarantors to make required payments of withholding or other tax obligations of any Borrower or any Guarantors during the accounting period to which the attached statements pertain or any subsequent period;
(e)    Schedule 5.14 to the Credit Agreement contains a complete and accurate statement of all deposit accounts or investment accounts maintained by Borrowers and Guarantors;
(f)    except as noted on Schedule 4 attached hereto, Schedule 3.6 to the Credit Agreement is true and correct in all material respects;
(g)    except as noted on Schedule 5 attached hereto, Schedule 3.19 to the Credit Agreement is true and correct in all material respects;

(i)    [except as noted on Schedule 6 attached hereto,] no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 6 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and
(j)    Borrowers and Guarantor are in compliance with the covenants contained in Article 6 of the Credit Agreement, and in any Guarantee constituting a part of the Financing Documents, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made:
[insert calculations, as applicable]
Such calculations and the certifications contained therein are true, correct and complete in all material respects.
The foregoing certifications and computations are made as of ________________, 201__ (end of month) and as of _____________, 201__.

Sincerely, WRIGHT MEDICAL GROUP, INC. By: Name: Title:

ADJUSTED EBITDA Worksheet (Attachment to Compliance Certificate)1

Adjusted EBITDA for the applicable Defined Period is calculated as follows:

Consolidated net income (or loss) from continuing operations for the Defined Period of Parent and its Consolidated Subsidiaries, determined on a consolidated basis and in accordance with GAAP, minus (to the extent included in the determination of net income and without duplication) the income (or plus the loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary (“Consolidated Net Income”)
$

Plus: (each to the extent deducted in the determination of Consolidated Net Income for such Defined Period and without duplication):
Consolidated interest expense (net of interest income) for such Defined Period
$

Any provision for Taxes with respect to Parent and its Consolidated Subsidiaries based on federal, state, local and foreign income and franchise Taxes and similar Taxes, including interest and penalties applicable thereto, for such Defined Period determined in accordance with GAAP
$

Depreciation of fixed assets and amortization of intangible assets with respect to Parent and its Consolidated Subsidiaries for such Defined Period determined in accordance with GAAP	$

Non-cash share-based compensation expense for such Defined Period	$

Non-operating expense (including foreign exchange and mark to market expenses), net of non-operating income for such Defined Period	$

Transaction and transition costs from the merger with Tornier N.V. not to exceed $12,500,000 in the aggregate for such Defined Period	$

Other non-cash expenses, charges and losses for such Defined Period (in each case, of or by Parent or any of its Consolidated Subsidiaries) and for which no cash outlay (or cash receipt) is foreseeable, including (a) non-cash impairment of goodwill and other intangible assets for such Defined Period, (b) any non-cash expense or charge that is an accrual of a reserve for a cash expenditure or payment required to be made, or anticipated to be made, in a future period, and (c) write-downs or write-offs of Accounts to the extent Accounts subject to such write-down or write-off were generated in such Defined Period
$
_________________________

[1]	To be included with each Compliance Certificate delivered following the end of a Fiscal Quarter or Fiscal Year

Less: Benefits from incentive and indirect tax projects included in the determination of net income from continuing operations for such Defined Period	$

Non-cash gains (excluding any non-cash gain to the extent representing the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period) included in the determination of net income from continuing operations for such Defined Period
$

Adjusted EBITDA for the Defined Period:	$

provided that, for the avoidance of doubt, all gains or losses from discontinued operations shall be excluded from the calculation of Adjusted EBITDA.

Exhibit C to Credit Agreement (Borrowing Base Certificate)

Exhibit D to Credit Agreement (Form of Notice of Borrowing)

NOTICE OF BORROWING
This Notice of Borrowing is given by _____________________, a Responsible Officer of Wright Medical Group, Inc. (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit, Security and Guaranty Agreement dated as of May 7, 2018 among the Borrower Representative, the other Borrowers signatory thereto and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), Parent, as a Guarantor, MidCap Funding IV Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby gives notice to Agent of Borrower Representative’s request to borrow $____________________ of [Revolving Loans][Term Loans] on _______________, 201__ (the “Borrowing Date”). [Attached is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested advance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit.]
The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the applicable conditions precedent set forth in Section 7.2 have been satisfied, (b) all of the representations and warranties contained in the Financing Documents are true, correct and complete in all material respects as of the Borrowing Date, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this ____ day of ___________, 201__.

Sincerely, WRIGHT MEDICAL GROUP, INC. By: Name: Title:

Exhibit E to Credit Agreement (Form of Payment Notification)

PAYMENT NOTIFICATION

This Payment Notification is given by ____________________, a Responsible Officer of Wright Medical Group, Inc. (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit, Security and Guaranty Agreement dated as of May 7, 2018 among the Borrower Representative, the other Borrowers signatory thereto and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), Parent, as a Guarantor, MidCap Funding IV Trust, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Please be advised that funds in the amount of $_____________ will be wire transferred to Agent on _________, 201_. Such funds shall constitute [an optional] [a mandatory] prepayment of the Term Loans, with such prepayments to be applied in the manner specified in Section 2.1(a)(iii). [Such mandatory prepayment is being made pursuant to Section _____________ of the Credit Agreement.]
Fax to MCF Operations 301-941-1450 no later than noon Eastern time.
Note:    Funds must be received in the Payment Account by no later than noon Eastern time for same day application
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Payment Notification this ____ day of ___________, 201__.

Sincerely, WRIGHT MEDICAL GROUP, INC. By: Name: Title: